OFFERING CIRCULAR DATED MARCH 10, 2016

VIRTUIX HOLDINGS INC.

1826 Kramer Lane, Suite H, Austin, TX 78758

www.virtuix.com
up to
6,432,247 SHARES OF SERIES A PREFERRED STOCK CONVERTIBLE INTO COMMON
STOCK

The Series A Preferred Stock is convertible into Common Stock either at the discretion of the investor or automatically upon effectiveness of registration of the securities in an Initial Public Offering. The total number of shares of the Common Stock into which the Series A Preferred may be converted will be determined by dividing the Original Issue Price per share by the conversion price per share.

SEE “SECURITIES BEING OFFERED” AT PAGE 27

	Price Per Share to the Public	Total Number of Shares Being Offered	Proceeds to issuer before expenses, discounts and commissions**
Series A Preferred Stock	$2.332	6,432,247	$15,000,000

**See the “Plan of Distribution” for details regarding the compensation payable to placement agents in connection with this offering. The company has engaged SI Securities, LLC to serve as its sole and exclusive placement agent to assist in the placement of its securities.

The company expects that the amount of expenses of the offering that it will pay will be approximately $80,000, not including state filing fees.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. The offering is being conducted on a best-efforts basis without any minimum target. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 6.

Sales of these securities will commence on approximately [date].

The company is following the “Offering Circular” format of disclosure under Regulation A.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

TABLE OF CONTENTS

OFFERING CIRCULAR SUMMARY	- 1 -
RISK FACTORS	- 6 -
DILUTION	- 9 -
USE OF PROCEEDS TO ISSUER	- 12 -
THE COMPANY'S BUSINESS	- 13 -
THE COMPANY'S PROPERTY	- 19 -
MANGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	- 20 -
DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES	- 23 -
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	- 24 -
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS	- 25 -
INTEREST OF MANGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	- 26 -
SECURITIES BEING OFFERED	- 27 -
PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS	- 30 -
INTERIM FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2015	- 32 -
FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDING MARCH 31, 2015 AND MARCH 31, 2014	- 55 -
INDEX TO EXHIBITS	- 83 -

In this Offering Circular, the term “Virtuix” or “the company” refers to Virtuix Holdings Inc. and its operating subsidiary, Virtuix Inc., on a consolidated basis.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

OFFERING CIRCULAR SUMMARY

This Offering Circular Summary highlights information contained elsewhere and does not contain all of the information that you should consider in making your investment decision. Before investing in the company’s Series A Preferred Stock, you should carefully read this entire Offering Circular, including the company’s financial statements and related notes. You should also consider, among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The Company

Virtuix is one of the pioneers of the recent rebirth of virtual reality (“VR”) and a leader in the emerging Active VR space, which includes any VR application that requires first-person navigation in-game like walking or running. Examples of Active VR include first-person shooters, first-person adventure or exploration games, and any non-gaming applications that require first-person navigation like training simulations, real estate walk-throughs, or virtual tourism. Virtuix’s first product is the Omni, the first virtual reality motion platform for moving freely in 360 degrees in VR games or applications. The Omni allows users to walk, run, or jump inside virtual worlds. The device has no moving parts which makes it robust, durable, compact and affordable. The Omni is compatible with PC based and mobile head mounted display currently available or coming to market (such as the Oculus Rift, HTC Vive, and Google Cardboard), and with content that uses standard gamepad input and is VR enabled. The company has filed 12 patent applications to date to protect the Omni technology.

The company completed a successful $1.1 million Kickstarter campaign in July 2013, receiving pledges from over 3,000 backers. Since the Kickstarter campaign was completed, the company has continued to accept pre-orders. In total, Virtuix has received over 4,000 fully funded pre-orders for the Omni. Virtuix began delivering Omni’s to its pre-order customers in December 2015.

The company has raised approximately $8 million in capital to date from venture capital and private investors located in Silicon Valley and around the world. Virtuix has 31 employees in Austin, Texas and Zhuhai, China, and also maintains an office in Menlo Park, California.

Our Mission

The company believes true virtual reality cannot be experienced sitting down. Active VR applications like first-person shooters or exploration games require movement in-game. This does not translate well to a traditional seated or standing player setup due to physical constraints, safety issues, and simulator sickness. The panoramic visuals offered by head mounted displays need corresponding natural movement to maintain the user’s sense of orientation and feeling of immersion. The Omni enables popular Active VR experiences safely, comfortably, and without compromising immersion. Virtuix’s mission is to be the leading platform for Active VR and enable the fun, addictive, and immersive entertainment experiences that gamers and mainstream consumers long for.

Overview

The company believes that the early adopters of virtual reality are PC and console gamers, given that the popular headsets predominantly require a PC or console to operate. These gamers enjoy first-person games and first-person shooters in particular. In September 2015, PC Gamer magazine published its top 100 greatest games ever made. Of the top 10, nine were first-person action games, of which seven were first person shooters.

The top selling gaming franchises include Call of Duty, Battlefield, Grand Theft Auto, and Halo, which have sold more than 500 million copies among them. More than 100 million people have played a Call of Duty game. All those games require first-person movement in-game, which in the context of a virtual reality experience is called Active VR. The company believes other Active VR experiences besides gaming may include, for example, walking around in foreign cities with a significant other, hiking in a nature reserve with friends, or having an active adventure with family. None of these Active VR experiences are as enjoyable with solely a head mounted display and hand controllers due to physical constraints, safety issues, and simulator sickness. A head mounted display by itself cannot safely and comfortably deliver the popular Active VR experiences that gamers or consumers enjoy, particularly first-person action games or adventures.

The bio-mechanics of locomotion in virtual reality are a hard problem to solve. Our bodies are sensitive to physical movements and computer interactions that feel unnatural. This is a specialist area of interface design that is currently not addressed by most major electronics manufacturers. Virtuix is the global leader in locomotion design for VR games and applications.

Industry Background and Trends

The company believes virtual reality is the next phase of human computer interaction. On average 150 million VR head mounted displays are projected to be sold in the next 5 years according to projections by Piper Jaffray, Gartner, Kzero, and Business Insider.

The VR experience, however, is limited until the user is able to move around inside the virtual environment, which is a requirement for many of the popular game genres and envisioned VR applications The company believes Active VR is poised to be one of the most popular and largest sub-categories of the emerging VR domain.

Active VR hardware like the Omni does not compete with other players such as headset makers and content creators. Instead, the Omni acts as the compatible interconnect between other VR devices and content creators, providing the necessary input solution that enables popular Active VR experiences.

Our Current Product

The Omni is the first of its kind omni-directional treadmill that enables natural navigation in VR. The Omni was designed to be affordable and compact. With the Omni, Virtuix aims to free gamers from passive, seated gameplay, unleashing the full potential of virtual reality gaming with the Oculus Rift and future head mounted displays. Gaming on a keyboard, mouse or gamepad while seated pales in comparison to the intense experience and fun that comes from actually walking, running, and jumping in games.

Omni players can walk and run in 360 degrees. The user’s movement output is translated to standard gamepad output that works with VR games or applications that use such standard gamepad input. Walk, run, jump, strafe, or even sit—movements mapped to the gamepad can be mapped to natural motion with the Omni. The Omni works independently from the VR head mounted display and therefore is compatible with both PC based head mounted display and mobile VR devices thanks to its integrated Bluetooth connectivity.

How It Works

The Omni is the result of four years of design and testing. The Omni uses a proprietary, low-friction, concave platform that enables a smooth and natural gait. The Omni footwear contains proprietary low-friction pads that allow for an immersive walking and running motion on the Omni base. A robust support ring and untethered support harness aim to provide both safety and versatility for rapid, unconstrained movement. Users are kept safely upright on the Omni thanks to the support ring and harness.

Our Plans for New Products

Virtuix is continuously working on improving the Omni’s design and reducing the product’s cost and physical footprint. The company aims to develop a next generation Omni that has a size and price point that is in range for household consumers. Ultimately, Virtuix’s vision is to have an Omni be part of every Active VR setup both for home use and for commercial applications that include arcades and out-of-home entertainment, training and simulation, education, virtual tourism, and health care and fitness.

Beyond the Omni hardware, Virtuix is also developing Omni ConnectTM and Omni OnlineTM. Omni Connect is a software application that aims to track a user’s physical metrics and usage such as steps taken, distance walked and calories burned. Omni Online governs the product’s social gaming functionality, including online storage of players’ profiles and gaming stats, and the presence of universal leader boards and league standings. Omni Online transforms the traditional solitary VR experience to a fun, addictive, and social (multiplayer) Active VR experience with the Omni.

Virtuix is currently developing TRAVR, a suite of in-house first-person action games that demonstrate the capabilities of the Omni. Virtuix’s TRAVR games aim to provide fun, addictive, and repeatable gaming experiences unavailable from any other product.

Over time, the company plans to expand its platform and network of Active VR content and social features.

The first version of the Omni hardware has been designed for direct-to-consumer online sales. The company anticipates that future versions will have the margin, scale and design to allow for wholesale and retail distribution.

Our Growth Strategy

Early marketing efforts have been focused on PC gamers as early adopters. Virtuix reaches these gamers with a variety of online and offline marketing campaigns such as online game videos or live demos at trade shows and events. The main growth driver to date has been showing the product to influential gamers, journalists and bloggers, and letting them demo the Omni, either at events or at certain locations. The coverage and content that they created has driven customers to buy the product online. To accelerate growth, Virtuix plans to increase its online and offline marketing campaigns, demos and marketing events, and community engagement.

Besides the consumer gaming market, the company believes the Omni has applications in several commercial markets, including the military industry for training and simulation, the gym industry for exercise and fitness, the architecture and real estate industries for virtual walkthroughs, and the arcade and out-of-home entertainment industry for commercial VR entertainment. Virtuix believes that, in absence of a large home consumer market for VR in 2016, the Omni can generate meaningful revenues as a commercial product sold to VR arcades, gaming centers, and other commercial users of the Omni.

Our Competitive Strengths

In the last three years, Virtuix has created defensible product features, trade secrets, and intellectual property. Twelve patent applications have been filed to date to protect the Omni technology.

A key strength of Virtuix is its first-mover advantage for fully-immersive omnidirectional treadmills, resulting in strong and early partnerships with headset makers, content creators, game developers, and the makers of VR accessories and controllers. This technology ecosystem provides Virtuix with a defensible advantage over newcomers in the Active VR space.

Virtuix also invested heavily in building the Omni brand and reputation among the eSports, PC gaming and VR enthusiast communities.

Virtuix is currently leading its competition in the Active VR space. The Omni is the first-of-its-kind platform for Active VR at a price point and physical size that has not been met by any other competing device in the market.

The current offering

Securities offered	Maximum of 6,432,247 shares of Series A Preferred Stock ($15,000,000)
Common Stock outstanding before the offering (1)	5,500,000 shares
Preferred Stock outstanding before the offering (2)	7,351,709 shares
Preferred Stock outstanding after the offering	13,783,956 shares
Use of proceeds	The net proceeds of this offering will be used primarily to expand marketing efforts, expand the engineering team, and continue the development of internally produced game content for the Omni.

(1)	Does not include shares issuable upon the exercise of options issued under the 2014 Long-Term Incentive Plan.
(2)	Includes issued Series Seed Preferred Stock and Series 2 Seed Preferred Stock.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its industry, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

The company has not yet commenced planned principal operations.

Virtuix was formed in 2013 (as Virtuix Technologies LLC) and made its first pre-order sales in August 2013. Accordingly, the company has a limited history upon which an evaluation of its performance and future prospects can be made. Virtuix's current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as the company reacts to developments in its market, including purchasing patterns of customers and the entry of competitors into the market. Virtuix will only be able to pay dividends on any shares once its directors determine that it is financially able to do so.

The company depends on one primary product.

The company’s primary product is the Omni. Although it is developing other products, the company’s survival in the near term depends upon being able to sell the Omni to sufficient customers to make a profit. The company’s current customer base is still small and the company will only succeed if it can attract more customers for its primary product.

The delivery and quality of the company's primary product is dependent on third-party manufacturers.

The company’s primary product is manufactured by third parties in China. While the company provides the specifications for the product, it relies on the manufacturer to meet those specifications. Difficulties encountered by the manufacturer may result in a poor quality product or the inability to deliver product in a timely manner. If the current manufacturer encounters difficulties, the company may be required to find another manufacturer, resulting in delays as the manufacturer retools its facility.

The company may not be able to protect its intellectual property.

The company's success will depend on its ability to secure patent protection for its core technologies and be able to enforce those patents. The filed patent applications may not result in issued patents. If any patent application results in an issued patent, that patent may later be invalidated or held unenforceable as patent law changes. Further, the outsourcing of the manufacture of the company's product may result in the unauthorized exposure of the intellectual property of the company.

If the company cannot raise sufficient funds it will not succeed.

Virtuix is offering Series A Preferred Stock in the amount of up to $15 million in this offering on a best-efforts basis and may not raise the complete amount. Even if the maximum amount is raised, the company is likely to need additional funds in the future in order to grow, and if it cannot raise those funds for whatever reason, including reasons relating to the company itself or to the broader economy, it may not survive. If the company manages to raise a substantially lesser amount than the Maximum Raise, it will have to find other sources of funding for some of the plans outlined in “Use of Proceeds.”

Future fund raising may affect the rights of investors.

In order to expand, the company is likely to raise funds again in the future, either by offerings of securities or through borrowing from banks or other sources. The terms of future capital-raising, such as loan agreements, may include covenants that give creditors greater rights over the financial resources of the company.

The company depends on a small management team.

The company depends on the skill and experience of two individuals, Jan Goetgeluk and David Allan. Each has a different skill set. If the company is not able to call upon one of these people for any reason, its operations and development could be harmed.

The company is controlled by its CEO and sole director.

Virtuix CEO, and sole director, Jan Goetgeluk currently holds approximately 45 percent of the issued shares of the company. No other stockholder holds more than 3 percent of the issued shares. Under the terms of the Voting Agreement dated as of March 10, 2016, Mr. Goetgeluk, as CEO and the largest holder of Common Stock of the company, will be able to designate a majority of the directors for election to the company’s Board of Directors.

New competitors may enter the market.

The company operates in a relatively new market and the competitive landscape is not yet clear. New competitors may enter the market with an expanded range of products at a lower cost, targeting the same customer base, which may force the company to cut prices.

Competitors may be able to call on more resources than the company.

While the company believes that the Omni is unique, there may be other ways to provide for 360-degree movement and interaction for virtual reality. Additionally, competitors may replicate Virtuix's business ideas and produce directly competing products, possibly without having to rely on outsourced manufacturing. These competitors may be better capitalized than Virtuix, which would give them a significant advantage. This would particularly be the case if major technology companies were to enter the market.

There is no current market for any shares of the company's stock.

There is no formal marketplace for the resale of the Series A Preferred Stock or of any shares of Common Stock issuable upon conversion of the Series A Preferred Stock. Shares of Series A Preferred Stock may be traded on the over-the-counter market to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral.

Investors will hold minority interests in the company.

Virtuix Holdings Inc. has already issued 3,750,000 shares of its Series Seed Preferred Stock and 3,601,709 shares of its Series 2 Seed Preferred Stock. Investors will hold minority interests in the company and will not be able to direct its operations. The rights, preferences, and privileges of the Series A Preferred Stock are identical to those of the Series Seed Preferred Stock and Series 2 Seed Preferred Stock.

Investors will be subject to the terms of the Subscription Agreement.

As part of this investment, each investor will be required to agree to the terms of the Subscription Agreement included as Exhibit 4 to the Offering Statement of which this Offering Circular is part. The Subscription Agreement requires investors to indemnify the company for any claim of brokerage commissions, finders’ fees or similar compensation. All legal conflicts relating to the Subscription Agreement will be heard in Texas courts under Texas law. In addition, by each investor’s execution of the Subscription Agreement and under the terms thereof, each investor will join as a party to the Amended and Restated Investors’ Rights Agreement, the Amended and Restated Right of First Refusal Agreement and the Voting Agreement, each dated as of March 10, 2016, as entered into by the company with the holders of the company’s Series Seed Preferred Stock, Series 2 Seed Preferred Stock and certain holders of Common Stock. Each of these investment agreements has been filed as an exhibit to the company’s Offering Statement under Regulation A of which this Offering Circular is part.

The company has previously issued secured debt.

The company received a $1 million loan from Venture Lending & Leasing VII, Inc. secured by a pledge of 2,000,000 shares of the Common Stock of Virtuix Inc. and the intellectual property of the company as collateral for the loan. In the event of default on repayment of this loan, Venture Lending & Leasing VII, Inc. may take possession and sell the collateral to satisfy the company’s obligations under the loan.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding, vested stock options, and assuming that the shares are priced at $2.332 per share. It reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

	Shares Issued
	(Assuming Full	Effective Price
	Conversion)	per Share Paid
Outstanding Common Shares (Founder)	5,500,000	$0.03
Preferred Stock issued in Series 1 Seed offering	3,031,250	0.80
Preferred Stock issued in Series 2 Seed offering	2,854,283	1.05
Related Party Notes and Convertible Notes issued and converted to Preferred Stock	718,750	0.80
Warrants (Convert to PF, then to CS)	156,250	0.80
Preferred Stock (Converted 2015 Notes)	747,426	1.20
Vested Options	624,733	0.11
Total Potential Common Shares	13,632,692	0.53
Investors in this offering, assuming $15MM raised	6,432,247	2.332
Total After Inclusion of this Offering	20,064,939	$1.109

The following table demonstrates the dilution that new investors will experience relative to the Company’s net tangible book value as of September 30, 2015 of $(23,650), adjusted for the assumption of proceeds from conversion all other convertible equity and debt instruments outstanding at current, and assuming exercise of all vested options outstanding through current, which provide $193,721 of proceeds from conversions resulting in the issuance of 8,132,692 shares of common stock, in addition to the 5,500,000 shares of common stock currently issued and outstanding. Issued stock options that have not yet vested and authorized but unissued stock options are excluded from the share conversions and proceeds assumptions used in these calculations. Net tangible book value is the aggregate amount of the Company’s tangible assets, less its total liabilities. The table presents three scenarios: a $5 million raise from this offering, a $10 million raise from this offering, and a fully subscribed $15 million raise from this offering.

	$5MM Raise	$10MM Raise	$15MM Raise
Price per Share	$2.332	$2.332	$2.332
Shares Issued	2,144,082	4,288,165	6,432,247
Capital Raised	$5,000,000	$10,000,000	$15,000,000
Less: Offering Costs	$(455,000)	$(830,000)	$(1,205,000)
Net Offering Proceeds	$4,545,000	$9,170,000	$13,795,000
Net Tangible Book Value Pre-Financing	$170,071	$170,071	$170,071
Net Tangible Book Value Post-Financing	$4,715,071	$9,340,071	$13,965,071

Shares Issued and Outstanding Pre-Financing	13,632,692	13,632,692	13,632,692
Post-Financing Shares Issued and Outstanding	15,776,774	17,920,856	20,064,939

Net tangible book value per share prior to offering	$0.012	$0.012	$0.012
Increase/(Decrease) per share attributable to new investors	$0.286	$0.509	$0.684
Net tangible book value per share after offering	$0.299	$0.521	$0.696
Dilution to NBV per share to new investors	$2.033	$1.811	$1.636

The following table presents the stock options issued, forfeited, outstanding, and vested, through current. The dilution calculations and tables herein only give effect to the currently vested options outstanding, and therefore, further dilution is possible should some or all of the unvested outstanding options ultimately vest and be exercised or if authorized but unissued stock options are issued and ultimately vest. No options have been exercised to date.

Exercise
Price	Issued	Forfeited	Outstanding	Vested

$ 0.11	1,732,030	(336,250)	1,395,780	624,733
$ 0.32	349,690	-	349,690	-
TOTAL	2,081,720	(336,250)	1,745,470	624,733

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowd funding round, a venture capital round, or additional angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies such as Virtuix do not pay dividends for some time).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2014 Jane invests $20,000 for shares that represent 2.0% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2015 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS TO ISSUER

The net proceeds of a fully subscribed offering to the issuer, after total offering expenses and commissions will be approximately $13.9 million, depending on the final commission paid to SI Securities. Virtuix plans to use these proceeds as follows:

•	Approximately $1 million to pay off the following indebtedness:

o

$0.83 million in principal amount as of September 30, 2015 and $0.25 million in interest owed, payments of $38,255 due each month through September 2017, under the terms of a Secured Promissory Note entered into on September 5, 2014 with Venture Lending & Leasing VII, Inc. (the "VLL Note"). The monies borrowed were used for product development, and to meet payroll and other company expenses. The VLL Note carries an interest rate of 11.75% per annum. In addition to the interest rate, the company issued to Venture Lending & Leasing VII, Inc. a warrant that is currently exercisable for the purchase of 156,250 shares of the company's Series Seed Preferred Stock at an exercise price of $0.80 per share. Further, the VLL Note is secured by a pledge of 2,000,000 shares of the Common Stock of Virtuix Inc. as collateral and the intellectual property of the company.

Approximately $12.675 million, or 91.3% of the net proceeds assuming the maximum amount offered is raised, has not been specifically allocated. Those funds will be used for three primary purposes at the discretion of the company:

•	Expanding marketing efforts to reach more potential customers.

•	Expanding the engineering team to continue product design and build out Omni Connect and the Omni Online social platform.

•	Expand the game development team to build out the TRAVR content universe.

Because the offering is being made on a “best efforts” basis, without a minimum offering amount, Virtuix may close the offering without sufficient funds for all the intended purposes set out above. If the offering size is $5 million, then the company estimates that its net proceeds from this offering will be approximately $4.5 million. In such an event, Virtuix will adjust its use of proceeds by reducing planned expansion of marketing, engineering, and game development. The company will still pay off the full amount of indebtedness specified above.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

THE COMPANY’S BUSINESS

Basic Information about the Company and Overview

In 2011, prior to founding the company, Jan Goetgeluk began developing the product that would become the company’s core product. Virtuix was first founded as Virtuix Technologies LLC in April 2013. Virtuix Technologies LLC converted into Virtuix Inc. in November 2013. In December 2013, Virtuix Holdings Inc. was incorporated in Delaware to act as the holding company for Virtuix Inc., Virtuix Interactive I LLC (a subsidiary formed in January 2014), and Virtuix Manufacturing Ltd. (a subsidiary organized in Hong Kong formed in January 2015, and acquired by Virtuix Holdings Inc. on June 24, 2015).

Virtuix is a pioneer in the recent rebirth of virtual reality (“VR”). Previously, VR technology was expensive, bulky, and of low quality. In recent years, VR technology has become more affordable and of higher quality thanks to the availability of high resolution screens, inertial sensors, and greater processing power that was initially demanded by the consumer cellular phone industry.

Virtuix mission is to be the leading platform for Active VR, which includes any VR application that requires first-person navigation in-game, such as walking or running. Examples of Active VR include first-person shooters, first-person adventure or exploration games, and any non-gaming applications that require first-person navigation like training simulations, real estate walk-throughs, or virtual tourism. In comparison to the current competitors in the market space, as of September 30, 2015, Virtuix has completed the largest donation/reward crowd funding campaign and has sold the most units through pre-orders.

Production of the Omni began in the fourth quarter of 2015. The company is currently delivering on pre-orders it received and is taking new orders for its product.

Principal Products and Services

Virtuix began delivering the Omni in December 2015. The company’s primary product is the Omni. The Omni is the first virtual reality motion platform for moving freely in 360 degrees in VR games or applications. The Omni permits video game users' own movements to control the movement of characters in a virtual reality context — users move freely and naturally on a physical platform that is integrated into a virtual reality system. This allows for users to walk, run, or jump inside virtual worlds. The device has no moving parts, which makes it durable, compact, and affordable. The Omni is compatible with PC based and mobile VR head mounted display devices currently available or coming to market (such as the Oculus Rift, HTC Vive, Samsung Gear VR, and Google Cardboard), and with content that uses standard gamepad input and is VR enabled.

The bio-mechanics of locomotion in virtual reality are a hard problem to solve. Human bodies are sensitive to physical movements and computer interactions that feel unnatural. This is a specialist area of interface design that is currently not addressed by most major electronics manufacturers. The Omni uses a proprietary, low-friction, concave platform that enables a smooth and natural gait. The Omni footwear contains proprietary low-friction pads that allow for an immersive walking and running motion on the Omni base. A support ring and untethered support harness aim to provide both safety and versatility for rapid, unconstrained movement. Users are kept safely upright on the Omni thanks to the support ring and harness.

The company believes true virtual reality cannot be experienced sitting down. Active VR applications like first-person shooters or exploration games require movement in-game that does not translate well to a seated or standing player setup due to physical constraints, safety issues, and simulator sickness. The panoramic visuals offered by head mounted displays need corresponding natural movement to maintain the user’s sense of orientation and feeling of immersion. The Omni enables popular Active VR experiences safely, comfortably, and provides the fun, addictive, and immersive entertainment experiences that gamers and mainstream consumers long for. The company believes that the Omni can be used in contexts other than gaming, including: corporate training and simulations, exercise and fitness, architectural design/construction, entertainment, health care/physical therapy, virtual workplaces and events, and virtual tourism. Ultimately, Virtuix’s vision is to have an Omni be part of every Active VR setup both for home use and commercial applications.

The first version of the Omni hardware has been designed for direct-to-consumer online sales. The company anticipates that future versions will have the margin, scale, and design to allow for wholesale and retail distribution.

The company is also developing its Omni Pro, of which a prototype was revealed at the December 2014 Interservice/Industry Training, Simulation and Education Conference ("I/ITSEC") conference sponsored by the National Training and Simulation Association. The Omni Pro is a larger system than the Virtuix Omni and allows for users to crouch in addition to walking, running, and jumping.

To encourage customer engagement with the Omni, the company is developing software for users to create profiles, track usage as well as its own Omni social platform— Omni ConnectTM and Omni OnlineTM, respectively. Omni Connect is a software application that aims to track a user’s physical metrics and usage, such as steps taken, distance walked, and calories burned. Omni Online provides the product’s social gaming functionality, including online storage of player’s profiles and gaming stats, and the presence of universal leader boards and league standings. The company intends to use Omni Online to transform the traditional solitary VR experience to a fun, addictive, and social (multiplayer) Active VR experience with the Omni. The current version of the social platform allows users to create a profile, access universal leader boards, and maintain data on usage of the Omni. Over time, the company intends to build out the Omni social platform functionality to deliver the user experience described above.

While the Omni is compatible with existing video games and virtual reality systems, the company is developing its own games under the TRAVR content universe. TRAVR games are first-person action games that demonstrate the capabilities of the Omni and aim to provide fun, addictive, and repeatable gaming experiences unavailable from any other product. These games will be specifically designed to allow users to engage the full functionality of the Omni in their gameplay.

Market

The company believes virtual reality is the next phase of human computer interaction. The principal market for the Omni are individual consumers who are currently using virtual reality head mounted display ("HMD") or plan to use virtual reality HMD to augment their game playing experience. The company estimates that from its Fiscal Year 2016 to its Fiscal Year 2019, the global market for HMDs will grow from 8,225,000 to 38,000,000 units sold per year. This estimate is derived from averaging projections made in industry research reports of Business Insider from April 27, 2015, Piper Jaffray from May 2015, KZero Worldwide from July 2014, and Gartner from May 2015. These reports were not produced for the company or for this offering.

Marketing/Distribution Channels

The company is currently taking pre-orders of the Omni directly through its own website. It previously accepted pre-orders in a crowdfunding campaign through Kickstarter that ended in July 2013. That campaign resulted in $1.1 million of pre-orders. Marketing efforts have been focused on PC gamers as early adopters. Virtuix reaches these gamers with a variety of online and offline marketing campaigns, such as online game videos or live demos at trade shows and events.

As of October 30, 2015, the main growth driver has been showing the product to influential gamers, journalists and bloggers, and letting them demo the Omni. The coverage and content that they created has driven customers to buy the product online. The company plans to increase its online and offline marketing campaigns, demos and marketing events, and community engagement.

Virtuix made significant efforts to build the Omni brand and reputation among the eSports, PC gaming, and VR enthusiast communities.

The company has also received interest from several commercial markets, including the military industry for training and simulation, the gym industry for exercise and fitness, the architecture and real estate industries for virtual walkthroughs, and the arcade industry for commercial out-of-home entertainment. The company will continue to explore distribution to these markets.

Competition

The company will face competition from other equipment manufacturers, including manufacturers that have not begun developing their own products. Virtuix believes that the Omni will have advantages over other competitors currently in the market space, including:

•	lowest price point of $699;
•	defensible product features, trade secrets, and intellectual property;
•	smallest physical footprint; and
•	first to market.

Its first-mover advantage for fully immersive omnidirectional treadmills has been a key strength for Virtuix. The company’s early product demonstrations and pre-order volume have resulted in strong relationships with headset makers, content creators, game developers, and the makers of VR accessories and controllers. The company anticipates building on these relationships as Omnis are delivered to pre-order purchasers.

The Omni does not compete with headset makers and contents creators. Instead, the Omni acts as the compatible interconnect between other VR devices and content creators, providing the necessary input solution that enables popular Active VR experiences.

Product Delivery

The company began delivery of the Omni in December 2015. Production will increase as the assembly process is fine-tuned to improve quality and efficiency.

Suppliers

The company has entered into an Original Equipment Manufacturing Agreement with an electronics manufacturer in China. The manufacturing agreement provides a non-exclusive right to manufacture the Omni at the specifications provided by Virtuix. The manufacturer is responsible for making the plastic components and assembling the final product with materials obtained from other suppliers. All manufactured products will be required to meet the Acceptable Quality Level of the product specifications provided by Virtuix. Virtuix owns the plastic injection molds used to construct the Omni and could utilize additional manufacturers or change manufacturers.

Research and Development

Since inception, the company has spent approximately $1.5 million on research and development of its products.

Employees

Virtuix has 15 employees working full-time in Austin, TX, and 12 employees working full time in China. Additionally, the company has engaged three contractors at its Austin, TX location. Two part-time roles are filled by contactors as well.

Intellectual Property

The company relies on its intellectual property. As of August 31, 2015, the company has filed two non-provisional utility patent applications, nine provisional utility patent applications, and one design patent application.

	Application	Title	Type	Date
	Number			Filed
1	61/757,986	Locomotion System and Apparatus	Provisional Utility Patent Application	1/29/2013
2	14/062,625	Locomotion System and Apparatus	Non-provisional Utility Patent Application	10/24/2013
3	61/955,767	METHOD AND SYSTEM OF DECOUPLING A LOCOMOTION AND VIRTUAL REALITY SYSTEM	Provisional Utility Patent Application	3/19/2014
4	61/981,149	OMNIDIRECTIONAL LOCOMOTION SYSTEM FOR MILITARY APPLICATION	Provisional Utility Patent Application	4/17/2014
5	29/488,951	Omni-directional Locomotion Platform	Design Patent Application	4/24/2014
6	62/004,550	Support Tube System For Vertical Movement of an Omnidirectional Locomotion Device	Provisional Utility Patent Application	5/29/2014
7	62/099,426	AN OMNIDIRECTIONAL LOCOMOTION SYSTEM AND APPARATUS	Provisional Utility Patent Application	1/2/2015
8	62/127,261	AN OMNIDIRECTIONAL LOCOMOTION SYSTEM AND APPARATUS	Provisional Utility Patent Application	3/2/2015
9	14/663,433	METHOD GENERATING AN INPUT IN AN OMNIDIRECTIONAL LOCOMOTION SYSTEM	Non-provisional Utility Patent Application	3/19/2015
10	62/144,253	HAPTIC GLOVE FOR USE IN A VIRTUAL ENVIRONMENT	Provisional Utility Patent Application	4/7/2015
11	62/198,032	OMNIDIRECTIONAL LOCOMOTION SYSTEM AND APPARATUS	Provisional Utility Patent Application	7/28/2015
12	62/253,317	METHOD OF SOFT-DECOUPLING VIRTUAL REALITY INPUT DATA; SYSTEM AND METHOD OF IDENTIFYING A SENSOR	Provisional Utility Patent Application	11/10 /2015

The application titled "Locomotion System and Apparatus" has been filed with international patent regulators in Europe, China, Russia, India, Brazil, South Korea, and Australia.

Additionally, Virtuix has entered into a License Agreement with CloudNav, Inc. covering the license of CloudNav, Inc.'s Sensor Fusion Library and Virtual Reality Motion Library.

The company has also filed for trademark protection for Virtuix, Virtuix Omni, and TRAVR.

	Serial Number	Mark	Class	Date Filed
1	85851171	VIRTUIX	009	2/15/2013
2	85851157	VIRTUIX OMNI	028	2/15/2013
3	85851157	VIRTUIX OMNI	025	6/6/2013
4	86156858	TRAVR	009	1/2/2014

The trademark applications for "Virtuix" and "Virtuix Omni" filed on February 15, 2013 have been filed with international trademark regulators in Argentina, Brazil, Canada, European Union, Taiwan, and the World Intellectual Property Organization.

The company is currently involved in a dispute in China regarding the trademark "Virtuix Omni".

Litigation

The company has been named a defendant in a legal proceeding in the 149th District Court of the State of Texas by Glen Jones. The Service of Process was mailed on July 13, 2015. The lawsuit alleges breach of contract and seeks monetary damages and other civil remedies, all of which the company has denied in its filed answer.

THE COMPANY’S PROPERTY

The company owns manufacturing molds for its current products. Virtuix currently leases its premises.

MANGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

As of September 30, 2015, the company has not yet recognized sales of its core product, the Omni. Through online pre-orders, the company has received over $2 million in cash, which is recorded as deferred revenue. Those revenues will be recognized once the company begins delivering its product. The company began production in December 2015 and delivered its first product on December 15, 2015.

Pre-orders of the Omni began in June 2013 with the company's successful Kickstarter campaign. With an original goal of raising $150,000 by offering rewards and pre-orders, the company raised over $1.1 million. Certain revenues from the rewards offered in the Kickstarter campaign (such as t-shirts and posters) other than the Omni were recognized upon delivery of the reward. The approximate time period these revenues were recognized was from September to December 2014.

Although the company has not undertaken any major marketing campaign, pre-orders of the Omni have continued. On a quarterly basis, starting on April 1, 2014 and ending on September 30, 2015, the company accrued approximately $179,000, $95,000, $102,000, $238,000, $88,000, and $111,491 in deferred revenue from pre-orders of the Omni. For the Fiscal Year ending March 31, 2015 (“Fiscal 2015”), the company accrued approximately $615,000 in deferred revenue. And in the six months ending on September 30, 2015, the company accrued an additional $199,401 in deferred revenue.

Because sales of its products have not yet been recognized, the company has not yet determined the cost of goods sold. Cost of goods will include the cost of materials to produce each Omni, manufacturing costs, shipment costs, licensing fees with CloudNav, Inc., and other costs associates with the sale of the company's core product. As of September 30, 2015, the company had acquired $68,671 in inventory assets, comprising electronic component parts for its primary product.

The company's operating expenses consist of rent, payroll, professional services, selling expenses, and research and development. Operating expenses for Fiscal 2015 totaled $3,449,829, a 113% increase from $1,619,573 for Fiscal 2014. The primary components of the increase from 2014 to Fiscal 2015 were:

•

a 137% increase in general and administrative expenses covering personnel costs, rent, insurance, professional and legal services, and expenses incurred other than for sales activities. The principal driver of this increase was the increase in personnel of the company from approximately 10 persons to 30; and

•	a 105% increase in research and development expenses due do the availability of funds to engage in necessary research and development of the core product following capital raising efforts.

For the six months ended September 30, 2015, the company accrued $2,044,976 in operating expenses, a 26% increase from $1,619,652 for the six months ended September 30, 2014. The primary components of the increase in operating expenses between these two periods included:

•	a 72% increase in general and administrative expenses covering personnel costs, stock compensation expense, professional and legal services, and operating expenses.

As a result of the foregoing factors, the company's net loss for Fiscal 2015 was $3,524,322, an 120% increase from the net loss of $1,603,580 in Fiscal 2014. For the six months ended September 30, 2015, the company’s net loss was $2,146,482.

Liquidity and Capital Resources

As of October 30, 2015, the company has not made any profits and had not commenced its planned principal operations. While the company has, as of September 30, 2015, $2,601,601 cash on hand, it has not recognized revenue from sales of its products. The company has recorded losses from the time of inception to September 30, 2015 in the total amount of $7,172,878.

The company’s operations have largely been financed to date from its financing activities. The company was initially capitalized by the company's founder Jan Goetgeluk in the amount of $183,132. Then in June 2013, the company launched a Kickstarter campaign, which generated $1.1 million in cash for the company. From April through May 2014, the company was further capitalized by equity investments from its stockholders in the amount of $3,000,000 from three sources, including $175,000 in related party notes subsequently converted into Series Seed Preferred Stock, $400,000 in convertible notes subsequently converted into Series Seed Preferred Stock, with the remainder being direct sales of the company’s Series Seed Preferred Stock. From December 2014 to February 2015, the company received an additional equity investment from its stockholders in the amount of $2,997,000 through the sale of its Series 2 Seed Preferred Stock. From May 2015 to July 2015, the company received $879,701 from the sale of convertible promissory notes that converted into Series 2 Seed Preferred Stock on September 30, 2015.

In addition to its sales of equity and convertible notes, the company has entered into a venture loan agreement with Venture Lending & Leasing VII, Inc. in September 2014. The company received $1,000,000 from this loan. The company has the ability to request an additional loan of $250,000 from the lender when production of the Omni begins.

The company’s operations are dependent on making capital expenditures to produce manufacturing molds for the Omni. In the event that the company does not raise sufficient funds in this offering, the company will continue to make the planned capital expenditures out of its available cash on hand or its available loan facility.

Plan of Operations

Over the next 12 months, the company anticipates that it will begin production of the Omni, starting with the units ordered through the Kickstarter campaign in 2013. The company anticipates a production schedule as follows:

•	10 units in December, 2015;
•	50 units in January, 2016.

As the manufacturing process is fine-tuned during these first batches, production will ramp up to meet the company’s obligations to purchasers of pre-ordered products and future purchasers.

Omni Connect and Omni Online are under continued development. The company anticipates that Omni Connect and Omni Online will be ready in the first quarter of 2016.

The company anticipates releasing three games for the TRAVR content universe in January, 2016.

The company will be able to begin its production with its cash on hand. Without additional financing from this offering, the company anticipates that it would be able to continue its normal operations through the end of March 2016.

Trend Information

Initially, the Omni was targeted to hardcore gamers who had already adopted virtual reality and desired to more fully immerse themselves in the experience. However, as the applications of virtual reality have expanded beyond hardcore gaming, Virtuix's target markets have expanded accordingly. The company believes that Omni Connect and Omni Online, by allowing users to create profiles, track usage, and engage socially, will appeal to a larger audience of users interested in applications other than gaming.

To more completely reach this market, the company is actively considering ways to offer the Omni at a lower price, and further reduce the device's physical size. The company believes these efforts will enable the company to reach a larger market.

The company continues to explore the market for professional and military users. The company revealed its Omni Pro prototype at the December 2014 Interservice/Industry Training, Simulation and Education Conference ("I/ITSEC") conference sponsored by the National Training and Simulation Association. To better reach this market, the company has brought on a part-time Military Business Development specialist.

With the manufacturing agreement in place, the company began production of the Omni in December 2015 and delivered its first unit on December 15, 2015. Future delivery dates and volume will depend on the capacity and performance of the manufacturer.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets out the company’s officers and directors. All work with the company on a full-time basis.

Name	Position	Age	Term of Office (if indefinite, give date appointed)
Executive Officers:
Jan L. Goetgeluk	CEO	32	April 15, 2013
David Robert Malcolm Allan	Pres.	48	August 12, 2013
Directors:
Jan L. Goetgeluk	CEO	32	April 15, 2013

Jan Goetgeluk, CEO and Sole Director

Jan Goetgeluk is the founder and CEO of Virtuix since its inception in February 2013. Prior to founding Virtuix, Mr. Goetgeluk was an Investment Banking Associate with JP Morgan Chase in Houston and New York. He served in that role from May 2010 to February 2013. While working as an investment banker, he started developing the Omni after hours, often working until late in the morning. In February 2013, after two years of researching, experimenting, and prototyping, Mr. Goetgeluk decided to leave his full-time job and founded Virtuix to bring the Omni to market. Mr. Goetgeluk holds a Bachelor of Science and Master of Science degree in Mechanical Engineering from the University of Ghent in Belgium, and an MBA degree from Rice University in Houston.

David Allan, COO and President

David Allan is currently President and Chief Operating Officer of Virtuix. He has served as President since December 2013 and as Chief Operating Officer since August 2013. Prior to joining the company, Mr. Allan was Vice President of ERP Power LLC, a California electronics startup, from June 2008 to January 2012. In that position he was responsible for setting up a China manufacturing subsidiary employing 200 workers. From January 2006 to May 2008, Mr. Allan was a senior manager at Flextronics, a Fortune 500 manufacturing company. Other prior positions include twelve years as co-owner of a Taiwan-based OEM hardware business. Mr. Allan holds a B.A.Sc. degree in Systems Design Engineering from the University of Waterloo.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended March 31, 2015 the company only had two executive officers and one director. The compensation for its two executive officers was as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Jan Goetgeluk	Chief Executive Officer	$55,962	N/A	$55,962
David Allan	Chief Operating Officer	$175,000	$3,000	$178,000

For the fiscal year ended March 31, 2015, Jan Goetgeluk, the sole director, was not compensated for his services as a Director.

In June 2014, the company granted David Allan options to acquire 1,125,000 shares of Common Stock of Virtuix Holdings, Inc. The options were granted on a three year vesting schedule at an exercise price of $0.11 per share.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of August 31, 2015, the voting securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of the company’s voting securities, or having the right to acquire those securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Jan Goetgeluk, 8406 Hub Cove, Austin, TX 78759	5,500,000 shares of common stock	0	100%
Common Stock	David Allan, 5F-1, #273, Alley 3, Lane 219, Chung Shan N. Road, Section 7, Taipei, Taiwan 11285	--	1,125,000 shares available from issued stock options subject to three year vesting schedule	17%

The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

INTEREST OF MANGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The company has not entered into any transactions in which the management or related persons have interest in outside of the ordinary course of operations of the company.

SECURITIES BEING OFFERED

General

The company is offering Series A Preferred Stock to investors in this offering.

The following description summarizes important terms of the company's capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Third Amended and Restated Certificate of Incorporation and its Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of Virtuix Holdings Inc.'s capital stock, you should refer to its Third Amended and Restated Certificate of Incorporation, and Bylaws, and applicable provisions of the Delaware General Corporation Law.

Immediately following the completion of this offering, Virtuix Holdings Inc.'s authorized capital stock will consist of 23,000,000 shares of Common Stock, $0.001 par value per share, and 15,300,000 shares of Preferred Stock, $0.001 par value per share, of which 7,000,000 of those shares are designated as Series A Preferred Stock, 4,300,000 shares are designated as Series 2 Seed Preferred Stock, and 4,000,000 designated as Series Seed Preferred Stock.

As of October 1, 2015, the outstanding shares of Virtuix Holdings Inc. included: 5,500,000 shares of Common Stock, 3,750,000 shares of Series Seed Preferred Stock, and 3,601,709 shares of Series 2 Seed Preferred Stock.

Common Stock

Dividend Rights

Holders of Common Stock are not entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds, unless such dividends are paid ratably to the holders of Common Stock and Preferred Stock based on the number of shares of Common Stock which would be held by each stockholder if all of the Preferred Stock was converted at the then-effective conversion rate applicable to such shares of Preferred Stock. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors, but excluding matters that relate solely to the terms of a series of Preferred Stock.

Right to Receive Liquidation Distributions

In the event of the company's liquidation, dissolution, or winding up, holders of its Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the company's debts and other liabilities and the satisfaction of the liquidation preferences granted to the holders of all shares of the outstanding Preferred Stock.

Rights and Preferences

Holders of the company's Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the company's Common Stock.

Preferred Stock

The company has authorized the issuance of three series of Preferred Stock. The series are designated Series Seed Preferred Stock, Series 2 Seed Preferred Stock, and Series A Preferred Stock (together the "Designated Preferred Stock"). Each series of Designated Preferred Stock contains substantially similar rights, preferences, and privileges.

Dividend Rights

Holders of Designated Preferred Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds. Those dividends are paid ratably to the holders of Common Stock and Preferred Stock based on the number of shares of Common Stock which would be held by each stockholder if all of the Preferred Stock was converted to Common Stock under the terms of the company's Third Amended and Certificate of Incorporation. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of Designated Preferred Stock is entitled to one vote for each share of Common Stock which would be held by each stockholder if all of the Preferred Stock was converted into Common Stock. Fractional votes are not permitted and if the conversion results in a fractional share, it will be rounded to the closest whole number. Holders of Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders, including the election of directors, as a single class with the holders of Common Stock. Specific matters submitted to a vote of the stockholders require the approval of a majority of the holders of Preferred Stock voting as a separate class. These matters include any vote to:

•

Amend or repeal of any provision of the Certificate of Incorporation or Bylaws if the action would alter, change or otherwise adversely affect the powers, preferences, or privileges, of any series of the Designated Preferred Stock;

•	Increase or decrease the authorized number of shares of Designated Preferred Stock or Common Stock;
•	Authorize any new, or reclassify any existing class or series of equity securities with rights superior to or on par with any series of Designated Preferred Stock;
•	Redeem, repurchase, or otherwise acquire for value any shares of Common Stock or Designated Preferred Stock other than certain allowable repurchases;
•	Declare a dividend or distribute cash or property to holders of Common Stock; and

•	Liquidate, dissolve, or wind-up the business, or effect any merger or consolidation of the company.

Right to Receive Liquidation Distributions

In the event of the company's liquidation, dissolution, or winding up, holders of its Designated Preferred Stock are entitled to a liquidation preference superior to the Common Stock. Holders of Designated Preferred Stock will receive an amount for each share equal to the original price paid for the shares plus any declared but unpaid dividends thereon. If, upon such liquidation, dissolution or winding up, the assets and funds that are distributable to the holders of Designated Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such assets and funds will be distributed ratably among the holders of the Designated Preferred Stock in proportion to the full preferential amounts to which they would otherwise be entitled to receive.

Preemptive Rights

Investors that acquire at least 85,000 shares of Preferred Stock generally are entitled to preemptive rights to acquire shares in any new offering of equity securities by the company. Holders of less than 85,000 shares do not have preemptive rights. There are no redemptive or sinking fund provisions applicable to the company's Designated Preferred Stock.

Terms of Conversion

The Designated Preferred Stock of Virtuix Holdings Inc. is convertible into the Common Stock of the company as provided by Section 4.3 of the Third Amended and Restated Certificate of Incorporation. Each share of Designated Preferred Stock is convertible at the option of the holder of the share as any time after issuance and prior to the closing of any transaction that constitutes liquidation event of the company. The conversion price of the Designated Preferred Stock is equal to the issue price subject to adjustment as discussed under Anti-Dilution Rights below.

Additionally, each share of the Designated Preferred Stock will automatically convert into the Common Stock of the company immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act of 1933, in which the aggregate gross proceeds raised are at least $40 million. The shares will convert in the same manner as the voluntary conversion.

Anti-Dilution Rights

Holders of Virtuix Holdings Inc. Designated Preferred Stock will receive certain anti-dilution protective provisions that will be applied to adjust the number of shares of Common Stock issuable upon conversion of the shares of the respective series of Designated Preferred Stock. If equity securities are subsequently issued by the company at a price per share less than the conversion price of the Designated Preferred Stock then in effect, the conversion price of the Designated Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as provided for in the Third Amended and Restated Certificate of Incorporation.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The company is offering up to 6,432,247 shares of Series A Preferred Stock, as described in this Offering Circular. The company has engaged SI Securities, LLC as its sole and exclusive placement agent to assist in the placement of its securities. SI Securities, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering:

Per
Per Share
Public offering price	$2.332
Placement Agent commissions	$0.1749
Proceeds, before expenses, to us	$2.1571

Placement Agent Warrants

The company has agreed to issue to SI Securities, LLC, for nominal consideration, a warrant to purchase up to a total of five percent (5%) of the shares of Series A Preferred Stock. The shares of Series A Preferred Stock issuable upon exercise of this warrant will have identical rights, preferences, and privileges to those being offered by this Offering Circular. This warrant shall (i) be exercisable at one hundred percent (100%) of the per share public offering price; (ii) be exercisable until the date that is five (5) years from the qualification date of this offering; (iii) contain automatic cashless exercise provisions upon a liquidity event or expiration; (iv) contain customary weighted average anti-dilution price protection provisions and immediate cashless exercise provisions and shall not be callable by the Company; (v) contain customary reclassification, exchange, combinations or substitution provisions (including with respect to convertible indebtedness); and (vi) contain other customary terms and provisions. The exercise price and number of shares issuable upon exercise of the warrant may be adjusted in certain circumstances including in the event of a share dividend, or the company's recapitalization, reorganization, merger or consolidation.

This warrant has been deemed compensation by FINRA and is therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither this warrant nor any securities issuable upon exercise of this warrant may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the qualification economic disposition of such securities by any person for a period of 180 days immediately following the qualification date or commencement of sales of this offering, except to any placement agent and selected dealer participating in the offering and their bona fide officers or partners and except as otherwise provided for in FINRA Rule 5110(g)(2). In addition, this warrant grants its holders “piggyback” registration rights for periods of seven years from the qualification date of this offering.

Other Terms

The company is obligated to reimburse SI Securities, LLC for up to a maximum amount of $25,000 in actual accountable out-of-pocket expenses.

Except as set forth above, the company is not under any contractual obligation to engage SI Securities, LLC to provide any services to the company after this offering, and has no present intent to do so. However, SI Securities, LLC may, among other things, introduce the company to potential target businesses or assist the company in raising additional capital, as needs may arise in the future. If SI Securities, LLC provides services to the company after this offering, the company may pay SI Securities, LLC fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

SI Securities, LLC intends to use an online platform provided by SeedInvest Technology, LLC, an affiliate of SI Securities, LLC, at the domain name www.seedinvest.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering.

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Series A Preferred Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Upon closing, funds tendered by investors will be made available to the company for its use.

In the event that it takes some time for the company to raise funds in this offering, the company will rely on income from sales and cash on hand of $2.6 million as of September 30, 2015.

Investors will be required to subscribe to the Offering via the Online Platform and agree to the terms of the Offering and subscription agreement, which includes the adoption of the Investors’ Rights Agreement, First Refusal Agreement, and Voting Agreement (copies of which have been filed as an Exhibit to the Offering Statement of which this Offering Circular is part). The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

INTERIM FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2015

Interim financial statements consisting of the consolidated balance sheets of Virtuix Holdings, Inc. and Subsidiaries for the six months ended September 30, 2015, and the consolidated statements of operations, changes in stockholders' equity, and cash flows of Virtuix Holdings, Inc. and Subsidiaries for such period have been included in this Offering Circular.

VIRTUIX HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ASSETS
	September 30,	March 31,
	2015	2015
CURRENT ASSETS
Cash and cash equivalents, including restricted cash of $27,752 at September 30, 2015 and March 31, 2015, respectively	$2,601,601	$3,876,657
Inventory	68,671	-
Prepaids and other current assets	182,686	47,498
TOTAL CURRENT ASSETS	2,852,958	3,924,155

NONCURRENT ASSETS
Property and equipment	275,605	124,962
Less: accumulated depreciation	(23,600)	(24,671)
Net property and equipment	252,005	100,291

Intangibles	95,417	77,696
Less: accumulated amortization	(21,621)	(11,302)
Net intangibles	73,796	66,394

Deferred tax asset (net of valuation allowance of $2,204,267 and $1,473,807 at September 30, 2015 and March 31, 2015, respectively)	-	-

Deferred loan costs	12,000	12,000
Less: accumulated amortization	(4,329)	(2,331)
Net deferred loan costs	7,671	9,669

TOTAL NONCURRENT ASSETS	333,472	176,354

TOTAL ASSETS	$3,186,430	$4,100,509

See Accompanying Notes

VIRTUIX HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' EQUITY
	September 30,	March 31,
	2015	2015
CURRENT LIABILITIES
Accounts payable	$114,633	$28,501
Accrued expenses	167,300	76,274
Deferred revenue - current portion	2,066,123	1,866,722
Due to related party	-	60,000
Current portion of notes payable	387,030	365,328
Less: discount on notes payable	(17,102)	(17,599)
Current portion of notes payable, net of discount	369,928	347,729

TOTAL CURRENT LIABILITIES	2,717,984	2,379,226

LONG-TERM LIABILITIES
Notes payable, net of current portion	437,945	634,672
Less: discount on notes payable	(19,645)	(24,932)
Notes payable, net of discount	418,300	609,740

TOTAL LONG-TERM LIABILITIES	418,300	609,740

TOTAL LIABILITIES	3,136,284	2,988,966

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $.001 par value, 8,300,000 shares authorized, 7,351,709 and 6,604,283 shares issued and outstanding at September 30, 2015 and March 31, 2015, respectively	7,351	6,604
Additional paid-in capital - preferred stock	6,858,619	5,962,456
Common stock, $.001 par value, 16,000,000 shares authorized, 5,500,000 shares issued and outstanding at September 30, 2015 and March 31, 2015	5,500	5,500
Additional paid-in capital - common stock	460,754	272,579
Accumulated Deficit	(7,282,078)	(5,135,596)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	50,146	1,111,543

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT	$3,186,430	$4,100,509

See Accompanying Notes

VIRTUIX HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

	2015	2014
NET SALES	$-	$-

COST OF GOODS SOLD	-	-

GROSS PROFIT	-	-

OPERATING EXPENSES
Selling expenses	136,336	122,371
General and administrative expenses	1,784,016	1,038,104
Research and development expenses	124,624	459,177

TOTAL OPERATING EXPENSES	2,044,976	1,619,652

OTHER INCOME (EXPENSE)
Loss on disposal of assets	(32,717)	-
Interest income	8,710	963
Interest expense	(77,499)	(22,842)

TOTAL OTHER INCOME (EXPENSE)	(101,506)	(21,879)

NET LOSS	$(2,146,482)	$(1,641,531)

Add: Net loss attributable to noncontrolling interests, net of tax	306	368

NET LOSS ATTRIBUTABLE TO VIRTUIX HOLDINGS, INC.	$(2,146,176)	$(1,641,163)

Weighted average common shares outstanding:
Basic and Diluted	5,500,000	5,500,000
Net loss per share:
Basic and Diluted	(0.39)	(0.30)

See Accompanying Notes

VIRTUIX HOLDINGS, INC. AND SUBSIDIARIES
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

	Common Stock			Preferred Stock				Deficit
			Additional			Additional	Accumulated	Attributable to
	Shares	Amount	Paid-In Capital	Shares	Amount	Paid-In Capital	Deficit	Noncontrolling Interest	Total
Balance at March 31, 2015	5,500,000	$5,500	$272,579	6,604,283	$6,604	$5,962,456	$(5,127,902)	$(7,694)	$1,111,543

Convertible promissory notes converted to preferred stock	-	-	-	747,426	747	896,163	-	-	896,910

Stock-based compensation	-	-	188,175	-	-	-	-	-	188,175

Net loss	-	-	-	-	-	-	(2,146,176)	(306)	(2,146,482)

Balance at September 30, 2015	5,500,000	$5,500	$460,754	7,351,709	$7,351	$6,858,619	$(7,274,078)	$(8,000)	$50,146

	Common Stock			Preferred Stock				Deficit
			Additional			Additional	Accumulated	Attributable to
	Shares	Amount	Paid-In Capital	Shares	Amount	Paid-In Capital	Deficit	Noncontrolling Interest	Total
Balance at March 31, 2014	5,500,000	$5,500	$183,132	-	$-	$-	$(1,603,580)	$(6,842)	$(1,421,790)

Issuance of preferred stock	-	-	-	3,031,250	3,031	2,341,231	-	-	2,344,262

Convertible promissory note converted to preferred stock	-	-	-	500,000	500	399,500	-	-	400,000

Related party notes converted to preferred stock	-	-	-	218,750	219	174,781	-	-	175,000

Preferred stock warrants	-	-	-	-	-	52,798	-	-	52,798

Stock-based compensation	-	-	57,038	-	-	-	-	-	57,038

Net loss	-	-	-	-	-	-	(1,641,163)	(368)	(1,641,531)

Balance at September 30, 2014	5,500,000	$5,500	$240,170	3,750,000	$3,750	$2,968,310	$(3,244,743)	$(7,210)	$(34,223)

See Accompanying Notes

VIRTUIX HOLDINGS, INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(2,146,482)	$(1,637,357)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	23,384	13,518
Amortization of discount on notes payable	7,706	2,594
Stock-based compensation	188,175	57,038
Loss on disposal of assets	32,717	-
(Increase) decrease in assets:
Prepaid expenses and other current assets	(135,188)	(32,142)
Inventory	(68,671)	-
Increase (decrease) in liabilities:
Accounts payable	86,132	36,711
Accrued expenses	108,235	2,000
Deferred revenue	199,401	274,574
Due from related party	(60,000)	-
CASH USED IN OPERATING ACTIVITIES	(1,764,591)	(1,283,064)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchases of fixed assets, including intangibles	(213,219)	(66,741)
CASH USED IN INVESTING ACTIVITIES	(213,219)	(66,741)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of preferred stock	-	2,344,262
Proceeds from convertible promissory notes	879,701	-
Proceeds from long-term notes payable	-	1,000,000
Payments on long-term notes payable	(176,947)	-
Loan costs	-	(12,000)
CASH PROVIDED BY FINANCING ACTIVITIES	702,754	3,332,262

NET (DECREASE) INCREASE IN CASH	(1,275,056)	1,982,457

CASH AT BEGINNING OF PERIOD	$3,876,657	388,627

CASH AT END OF PERIOD	$2,601,601	$2,371,084

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest	$54,505	$20,248

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Convertible promissory notes converted to preferred stock	$879,701	$400,000
Conversion of related party note to convertible note	$60,000	$-
Accrued interest on convertible promissory notes converted to preferred stock	$17,209	$-
Related party notes converted to preferred stock	$-	$175,000

See Accompanying Notes

Virtuix Holdings, Inc. and Subsidiaries Notes to Consolidated
Interim Financial Statements

Note 1. Nature of Operations

Virtuix Holdings Inc. (“Virtuix Holdings” or the “Company”) was formed in December 20, 2013 as a Delaware Corporation. The Company has a wholly-owned subsidiary, Virtuix, Inc., a Delaware corporation formed on April 15, 2013. Virtuix, Inc. develops virtual reality hardware and software, and its main product is the Omni, the first virtual reality interface to move freely and naturally in video games and virtual worlds. Virtuix Interactive I, LLC (“VII”), a Texas Limited Liability Company, was formed on January 6, 2014, and on that date, the Company became the majority member, with 85% of the controlling financial interest. VII was formed to create interactive virtual reality content for use with the Omni.

As of September 30, 2015, the Company has not commenced planned principal operations nor generated significant earned revenue. The Company’s activities since inception have consisted of research and development of its main product, capital raising, and sales efforts to pre-sell its main product. Once the Company commences its planned principal operations of producing and selling the Omni and other products it may develop, it will incur significant additional expenses in conjunction with producing and selling products commercially. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to operationalize the Company’s planned operations or failing to profitably produce and sell its products.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation
The accompanying consolidated interim financial statements include the accounts of Virtuix Holdings, Inc. as well as its subsidiaries required to be consolidated under accounting principles generally accepted in the United States of America (“GAAP”). Significant intercompany accounts and transactions have been eliminated upon consolidation.

Basis of Presentation
The consolidated interim financial statements are presented using the accrual basis of accounting. Therefore, revenues are recognized when earned and expenses are recognized when incurred. In the opinion of management all adjustments necessary to make the consolidated interim financial statements not misleading have been included.

The Company has elected to adopt early application of Accounting Standards Update (“ASU”) No. 2014-10, Development Stage Entities (“Topic 915”): Elimination of Certain Financial Reporting Requirements. The Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

Certain prior year amounts have been reclassified to conform to current year presentation.

The Company has adopted a fiscal year ending March 31st of each year.

Management's Estimates
Preparing the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition
The Company recognizes revenue when the earnings process is complete. This generally occurs when products are shipped to the customer in accordance with the sales agreement or purchase order, ownership and risk of loss pass to the customer, collectability is reasonably assured, and pricing is fixed or determinable. The Company’s shipping terms are generally F.O.B. shipping point, where title is transferred and revenue is recognized when the products are shipped to customers.

Virtuix Holdings, Inc. and Subsidiaries Notes to Consolidated
Interim Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

Noncontrolling Interests
In accordance with the guidance under Topic 810, Noncontrolling Interests, in consolidated financial statements, references to net income and stockholders’ equity attributable to the Company do not include noncontrolling interests, which are reported separately.

Cash and Cash Equivalents
The Company considers deposits that can be redeemed on demand and investments that have original maturities of less than three months, when purchased, to be cash equivalents. As of September 30, 2015 and March 31, 2015, the Company’s cash and cash equivalents were deposited primarily in three and two, financial institutions, respectively, which at times, exceed the federally insured limits. The Company has $27,752 of its cash balances restricted as of September 30, 2015 and March 31, 2015.

Inventory Valuation
Inventory is stated at the lower of cost or net realizable value (market). Cost is computed using standard cost, which approximates actual cost. As of September 30, 2015, manufacturing operations have not commenced. Appropriate consideration will be given to obsolescence, excessive levels, deterioration, and other factors in evaluating net realizable value.

Property and Equipment
Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight- line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate.

The estimated useful lives for significant property and equipment categories are as follows:

Computer Equipment	5 years
Furniture and Fixtures	7 years
Machinery and Equipment	5 years
Trade Show Equipment	5 – 7 years

Fair Value Measurements
The Company’s financial instruments consist primarily of cash, accounts payable, accrued expenses and notes payable. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments. The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows. The Company adopted Topic 820-10, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The standard also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

Virtuix Holdings, Inc. and Subsidiaries Notes to Consolidated
Interim Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

The three-level hierarchy for fair value measurements is defined as follows:

     •     Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

     •     Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly including inputs in markets that are not considered to be active

     •     Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement

Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Intangibles
The Company’s intangible assets represent software, trademarks, and a website, which are amortized on a straight-line basis over the years expected to be benefited. The costs of developing any intangibles for internal use are expensed as incurred.

Software Development Costs
The Company accounts for software development costs in accordance with several accounting pronouncements, including Topic 730, Research and Development, Topic 350-40, Internal-Use Software, Topic 985-20, Costs of Computer Software to be Sold, Leased, or Marketed and Topic 350-50, Website Development Costs.

Costs incurred during the period of planning and design, prior to the period determining technological feasibility, for all software developed for use internal and external, has been charged to operations in the period incurred as research and development costs. Additionally, costs incurred after determination of readiness for market have been expensed as research and development.

The Company capitalizes certain costs in the development of its proprietary software (computer software to be sold, leased or licensed) for the period after technological feasibility was determined and prior to marketing and initial sales. Website development costs have been capitalized, under the same criteria as marketed software.

Deferred Revenue
Deferred revenue represents revenues collected but not earned as of September 30, 2015 and March 31, 2015. This is primarily composed of revenue for pre-orders of the Omni that have not been completed by the end of the financial reporting period.

Net Loss Per Share
Net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted earnings per share. Basic and diluted earnings per share reflect the actual weighted average of common shares issued and outstanding during the period. No dilutive effects were considered since the Company is in a net loss position as of September 30, 2015 and 2014. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Virtuix Holdings, Inc. and Subsidiaries Notes to Consolidated
Interim Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

Federal Income Taxes
Topic 740-10, Accounting for Uncertainty in Income Taxes, clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. Topic 740-10 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. For the six months ended September 30, 2015 and 2014, no uncertain tax positions were identified. The Company recognizes tax related interest and penalties, if any, as a component of income tax expense.

The federal tax returns are subject to examination by the Internal Revenue Service, generally for three years after they are filed. State tax returns are subject to examination generally for five years after they are filed.

The Company’s less than wholly-owned subsidiary, VII is not subject to federal income taxes, and such taxes are the responsibility of the respective members.

Recent Accounting Pronouncements
In June 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-10, Development Stage Entities, which eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and members’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods beginning after December 15, 2015. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. Upon adoption, entities will no longer present or disclose any information required by Topic 915. The Company has elected to early adopt this ASU and therefore, does not present or disclose inception-to-date information and other remaining disclosure requirements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide such guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016.

Virtuix Holdings, Inc. and Subsidiaries Notes to Consolidated
Interim Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

Early adoption is permitted. The Company has elected to early adopt this pronouncement, as described in Note 12.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

Foreign Currency Translation
Assets and liabilities of the non-U.S. subsidiary that operates in a local currency environment, where that local currency is the functional currency, are translated to U.S. dollars at exchange rates in effect at the balance sheet date, with the resulting translation adjustments directly recorded to a separate component of Accumulated Other Comprehensive Income. Income and expense accounts are translated at average exchange rates during the year. Remeasurement adjustments are recorded in other income or loss, net of taxes. The effect of foreign currency exchange rates on balance sheet accounts was not material for the six months ended September 30, 2015.

Note 3. Property and Equipment

Property and equipment consist of the following as of:

	September 30,	March 31,
	2015	2015
Computer Equipment	$41,277	$27,444
Furniture and Equipment	14,421	13,060
Machinery and Equipment	52,078	83,410
Office Equipment	1,048	1,048
Assets in Progress	166,781	-
	275,605	124,962
Less Accumulated Depreciation	(23,600)	(24,671)
	$252,005	$100,291

For the six months ended September 30, 2015 and 2014, management has recorded depreciation expense in the consolidated statements of operations of $11,067 and $9,735, respectively.

Note 4. Intangibles

Intangible assets consist of the following as of:

	September 30,	March 31,
	2015	2015
Software and game design	$25,704	$25,704
Trademarks	24,526	14,055
Website	45,187	37,937
	95,417	77,696
Less Accumulated Amortization	(21,621)	(11,302)
	$73,796	$66,394

Virtuix Holdings, Inc. and Subsidiaries Notes to Consolidated
Interim Financial Statements

Note 4. Intangibles (continued)

For the six months ended September 30, 2015 and 2014, management has recorded amortization expense in the consolidated statements of operations of $10,319 and $3,783, respectively.

Note 5. Notes Payable

On April 1, 2014, the Company carried three convertible promissory notes amounting to $400,000. Interest was to be accrued at 8% until the notes matured on September 30, 2014. At any time before maturity of the notes, the entire outstanding principal plus accrued and unpaid interest could be converted to shares of the Company’s capital stock when the Company issued and sold shares of its capital stock and the aggregate proceeds were equal to or exceeded $750,000.

Also on April 1, 2014, the Company carried two promissory notes in the amount of $100,000 and $75,000 with a related party, payable in semi-annual installments at 1% interest. The notes were to mature on December 27, 2014 and January 28, 2015, respectively.

As described in Note 6, all the aforementioned notes were converted to shares of Series Seed Preferred Stock on April 22, 2014.

Effective September 4, 2014, the Company entered into an agreement to obtain financing with Western Technology Investment (“WTI”). The initial commitment of $1,000,000 was received on September 5, 2014. Terms of the note are interest-only payments in six monthly installments at .979% of the amount borrowed, and thirty months of principal and interest payments beginning April 1, 2015 in the amount of $38,255, due in September 2017. The note bears a fixed rate of interest of 11.75% and is secured by all assets of the Company.

In the terms of the agreement, the Company granted a warrant to WTI, to acquire shares in the most recent or next round of preferred stock, at WTI’s option, at the lower of $0.80 per share or the lowest price per share at which the Company has sold any shares of its Series Seed Preferred Stock (as of any determination date and subject to any adjustments for splits, dividends, or distributions since the date of such sale). The aggregate exercise price will be $125,000. The warrant will be exercisable until its expiration date of December 31, 2024. Upon a change of control or initial public offering of the Company’s capital stock, the warrant shall automatically be exchanged, for no consideration from WTI, for the maximum number of shares of the Company’s stock for which the warrant would have otherwise been exercisable.

According to guidance of Topic 470-20, Debt, the warrant is recorded in equity as additional paid in capital – preferred stock, at fair value as of the date of issuance, and in liabilities, as a contra account, called discount on note payable. The fair value at the issuance date was determined to be $52,798 using the Black-Scholes model with the following assumptions. No adjustment to the fair value was made to account for the down-round protection clause in the agreement as management determined this adjustment would be difficult to estimate and immaterial to these consolidated financial statements.

Exercise Price	$0.80
Dividend Yield	0.00%
Volatility	32.40%
Risk-free Rate	0.80%
Years to Expiration	10

The discount is amortized over the life of the note using the effective interest method. The carrying value of the note at September 30, 2015 was $788,228 ($824,975 principal, less discount of $36,747), and $5,785 of discount amortization is included in interest expense.

Virtuix Holdings, Inc. and Subsidiaries Notes to Consolidated
Interim Financial Statements

Note 5. Notes Payable (continued)

Future maturities of long-term debt are as follows as of September 30:

Principal
2016	$387,030
2017	437,945
$824,975

The Company issued subordinated unsecured convertible promissory notes amounting to $879,701 between May 2015 and July 2015. Interest was to be accrued at 6% until the notes matured on September 30, 2015. If, on or before the maturity date, the Company issued or sold shares of any preferred stock of the Company for cash in a single transaction or series of related transactions in which the gross proceeds to the Company was at least $1,500,000, the entire outstanding principal plus accrued and unpaid interest of the notes would be automatically be converted into either (i) the same class or series of preferred stock as are issued, at the same price per share at which such stock is issued and sold by the Company or (ii) shares of preferred stock of the Company at a price per share of $1.20. If, on or before the maturity date, the Company consummated a deemed liquidation, the entire outstanding principal plus accrued and unpaid interest of the notes would be converted into shares of preferred stock at a price per share equal to $1.20. If the above did not occur, then on the maturity date, the entire outstanding principal plus accrued and unpaid interest of the notes would be converted into shares of preferred stock at a purchase price equal to $1.20 per share. All of the notes, plus $17,209 of accrued unpaid interest, were converted into shares of preferred stock on September 30, 2015.

Note 6. Capital Stock

Prior to April 7, 2014, the Company’s capital stock consisted of 10,000,000 authorized shares of 0.001 par common stock, of which 5,500,000 shares were issued and outstanding. Effective April 7, 2014, the Company amended its certificate of incorporation to include two classes of stock. The number of shares of common stock authorized increased from 10,000,000 shares to 12,500,000 shares and the Company also authorized 3,750,000 shares of $.001 par value Series Seed Preferred Stock (the “Preferred Stock”).

All of the April 1, 2014 convertible promissory notes mentioned in Note 5 were converted to shares of Preferred Stock by dividing the principal by $.80, resulting in an issuance of 500,000 shares of Preferred Stock on April 22, 2014. Accrued interest in the amount of $4,713 was paid directly to investors. The two April 1, 2014 promissory notes mentioned in Note 5 were exchanged for convertible promissory notes then converted into 218,750 shares of the Preferred Stock on April 30, 2014. This is a related party transaction. The remaining 3,031,250 shares of the Preferred Stock were issued at $.80 per share to investors between April 17, 2014 and May 19, 2014. Each holder of the Preferred Stock will have the right to convert the shares at any time, at the option of the holder, into shares of the common stock of the Company at a rate determined by dividing the number of shares held by the price paid per share.

Effective August 7, 2014, the number of shares of common stock authorized increased from 12,500,000 shares to 12,750,000 shares, and the Company also increased its authorized Preferred Stock from 3,750,000 shares to 4,000,000 shares.

Effective December 4, 2014, the number of shares of common stock authorized increased from 12,750,000 shares to 15,000,000 shares, and the Company also increased its authorized Preferred Stock from 4,000,000 shares to 7,000,000 shares. The Company issued 2,854,283 shares of Preferred Stock at $1.05 per share between November 24, 2014 and February 24, 2015. Each holder of the Preferred Stock will have the right to convert the shares at any time, at the option of the holder, into shares of the common stock of the Company at a 1:1 conversion rate.

Virtuix Holdings, Inc. and Subsidiaries Notes to Consolidated
Interim Financial Statements

Note 6. Capital Stock (continued)

Effective May 6, 2015, the number of shares of common stock authorized increased from 15,000,000 shares to 16,000,000 shares, and the Company also increased its authorized Preferred Stock from 7,000,000 shares to 8,300,000 shares.

At September 30, 2015, the Company has reserved 10,300,000 shares of its authorized but unissued common stock for possible future issuance in connection with the following:

Shares
Long Term Incentive Plan	2,000,000
Conversion of preferred stock	8,050,000
Exercise of stock warrants	250,000

Note 7. Stock Options

The Company accounts for stock-based compensation under the provisions of Topic 718, Compensation – Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and non- employee officers based on estimated fair values as of the date of grant. Compensation expense is recognized on a straight-line basis over the requisite service period.

On June 25, 2014, the board of directors of the Company approved a stock-based employee compensation plan, the Long Term Incentive Plan. As of September 30, 2015, Incentive Stock Options (“ISOs”) have been granted to certain employees of Virtuix, Inc. as follows:

		Exercise
Grant Date	Shares	Price
June 25, 2014	375,625	$0.11
July 17, 2014	22,500	$0.11
September 17, 2014	95,625	$0.11
July 7, 2015	301,916	$0.32
July 31, 2015	14,258	$0.32
August 31, 2015	14,258	$0.32
September 9, 2015	19,258	$0.32

As of September 30, 2015, 336,250 of these shares were forfeited as a result of employee terminations, and 7,969 shares were vested.

The Company accounts for share-based payments to non-employees, with guidance provided by Topic 505-50, Equity-Based Payments to Non-Employees. On June 25, 2014, the board of directors of the Company granted two non-qualified stock options (“NQSOs”) for a total of 1,181,250 shares, with an exercise price of $0.11 per share, to certain independent contractors of Virtuix, Inc. None of the options have vested and therefore, are not exercisable. Effective October 21, 2014, the board of directors granted two NQSOs for a total of 57,030 shares, with an exercise price of $0.11 per share, to certain advisors of Virtuix, Inc. As of September 30, 2015, 616,764 of these shares were vested.

Compensation expense pertaining to ISOs of $1,239 and compensation expense of $186,936 pertaining to NQSOs was recorded as of September 30, 2015 in general and administrative expenses in the consolidated statements of operations.

Virtuix Holdings, Inc. and Subsidiaries Notes to Consolidated
Interim Financial Statements

Note 8. Research and Development

Expenses relating to research and development are expensed as incurred. For the six months ended September 30, 2015 and 2014, research and development consisted of the following:

	2015	2014
Design expenses	$41,622	$265,431
Game and software development expenses	24,237	-
Hardware development expenses	-	1,607
Prototypes	56,976	12,303
Other research and development expenses	1,789	179,836
	$124,624	$459,177

Note 9. Royalty Commitments

The Company has certain royalty commitments associated with the shipment of its products for the use of licensed software and modifications together with the Company’s hardware and other software. Royalty expense is generally based on a dollar amount per unit shipped and can range from $1 per unit to $8 per unit. As of September 30, 2015 and 2014, no royalty expense has been recognized in the consolidated statements of operations.

Note 10. Income Taxes

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets using accelerated depreciation methods for income tax purposes, share- based compensation expense, and for net operating loss carryforwards.

	September 30,	March 31,
	2015	2015
Deferred tax assets:
Share-based compensation expense	$63,558	$24,206
Net operating loss carryforward	2,151,027	1,463,515
Long-term deferred tax liabilities:
Property and equipment	(10,318)	(13,914)
Net deferred tax assets and liabilities	2,204,267	1,473,807

Valuation allowance	(2,204,267)	(1,473,807)

Net deferred tax asset	$-	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to net operating losses for the periods ended September 30, 2015 and March 31, 2015 and cumulative losses through September 30, 2015. Therefore, valuation allowances of $2,204,267 and $1,473,807 were recorded for the periods ended September 30, 2015 and March 31, 2015, respectively. Accordingly, no provision for income taxes has been recognized for the six months ended September 30, 2015.

Virtuix Holdings, Inc. and Subsidiaries Notes to Consolidated
Interim Financial Statements

Note 10. Income Taxes (continued)

The Company's ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At September 30, 2015, the Company had net operating loss carryforwards available to offset future taxable income in the amount of $6,326,550, which may be carried forward and will expire if not used between 2034 and 2036 in varying amounts. Such amounts have been fully reserved in the valuation allowance discussed above.

Topic 718 provides that income tax effects of share-based payments are recognized in the financial statements for those awards that will normally result in tax deductions under existing tax law. Under current U.S. federal tax law, the Company receives a compensation expense deduction related to NQSOs only when those options are exercised. Accordingly, the consolidated financial statement recognition of compensation cost for NQSOs creates a deductible temporary difference, which results in a deferred tax asset and a corresponding deferred tax benefit in the consolidated statement of operations. The Company does not recognize a tax benefit for compensation expense related to ISOs unless the underlying shares are disposed of in a disqualifying disposition. Accordingly, compensation expense related to ISOs is treated as a permanent difference for income tax purposes.

Note 11. Related Party Transactions

Virtuix, Inc. paid certain expenses on behalf of Virtuix Holdings. An intercompany receivable and payable is recorded in the amount of $10,963 on each respective company’s books, and the amount eliminates in the financial statement consolidation.

Virtuix, Inc. paid certain expenses on behalf of VII, and an intercompany receivable and payable is recorded in the amount of $17,298. The amount eliminates in the financial statement consolidation.

As mentioned in Note 14, the Company acquired common stock of a foreign subsidiary, Virtuix Manufacturing, Limited (“VML”) in June 2015. The amount due to the foreign subsidiary is $1,290, which is recorded as an intercompany receivable and payable on each respective company’s books, and the amount eliminates in the financial statement consolidation.

Virtuix, Inc. paid certain expenses on behalf of VML in the amount of $89,741, and Virtuix Holdings paid certain expenses on behalf of VML in the amount of $133,149. Intercompany receivables and payables are recorded and the amounts eliminate in the financial statement consolidation.

Note 12. Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As discussed in Note 2, the Company has elected to early adopt ASU 2014- 15 and followed this guidance in assessing the going concern assumption.

The Company is a business that has not commenced planned principal operations, has not generated meaningful revenues or profits since inception, has sustained net losses of $2,146,482 and $1,641,531 for the periods ended September 30, 2015 and 2014, respectively, and has not brought its primary product to market as of September 30, 2015 or 2014. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern within one year after the date that the consolidated financial statements are issued.

Virtuix Holdings, Inc. and Subsidiaries Notes to Consolidated
Interim Financial Statements

Note 12. Going Concern (continued)

In making this assessment, management weighed the significance of the factors, conditions, and events considered. Management primarily based the conclusion on the inception-to-date cumulative losses, lack of operating history, lack of meaningful revenues, and the fact that the product has not completed development and readiness for market. These factors were determined to be the primary drivers of the Company’s ability to sustain its operating costs in the near term. Management also performed an analysis of interim information subsequent to year- end and projections of future operating results, which were given less weight due to the subjective nature of projections.

Management’s plans relevant to the going concern assessment included the following considerations:

1.

The Company will continue to market its primary product and expects to continue to realize substantial cash flows from pre-sales until the product is through production and ready for market. The Company believes that preselling products is generally very difficult to achieve because the Company must convince a buyer not just that they will like the product at the price point, but also to believe that the Company will ultimately produce what it intends. The Company has created significant consumer interest and brand recognition through its successful Kickstarter campaign and appearance on Shark Tank. The Company believes that its brand recognition will be further enhanced by the Company’s planned exhibition at the January 2016 Consumer Electronics Show and expected first delivery of the Company’s product by December 2015.

2.

The Company plans to complete production preparations and bring the product to market during the year ending March 31, 2016. The Company anticipates significant revenues from the primary product once it is brought to market. As of September 30, 2015, the Company has working prototypes of the product. The Company anticipates that after the modest production schedule necessary to fine-tune the production process, the Company will be able to increase production to meet the demand it has experienced through pre-sales and the increased demand the Company expects once the product is brought to market. The Company anticipates that mass production of the product will commence during Fiscal Year 2016.

3.

The Company will continue to raise capital from existing shareholders and 3rd parties as necessary to fund its operating needs. The Company has established a track record with regard to its ability to raise funds as needed. The existing investors have demonstrated wherewithal and willingness to fund the Company to ensure that the product is brought to market, including participating in subsequent funding rounds as available. The participation of well-known and successful investors as existing shareholders of the Company has created interest in the Company among other investors from Silicon Valley and elsewhere.

Management concluded that its plans successfully alleviate the substantial doubt to the ability of the Company to continue as a going concern within one year after the date that the consolidated financial statements are issued. No assurance can be given that the Company will be successful in these efforts. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 13. Commitments and Contingencies

On November 20, 2013, the Company entered into a 24-month non-cancelable operating lease agreement for office space. A $12,728 deposit was paid on the lease and monthly rent payments ranged from $2,734 to $2,795 over the life of the lease. The lease commenced on January 1, 2014, but was terminated in August 2015 before its expiration date of December 31, 2015.

On June 2, 2014, the Company entered into a 12-month renewal on a non-cancelable operating lease agreement for office space. The lease renewal commenced on September 1, 2014 and expired on August 31, 2015. Monthly rent payments under this agreement were $3,400.

On June 25, 2015, the Company entered into a 39-month non-cancelable operating lease agreement for office space. The lease commenced on July 1, 2015 and expires on September 30, 2018, with an option to renew the lease for an additional three year period. A $48,000 deposit was paid on the lease and monthly rent payments range from $6,750 to $7,200 over the life of the lease.

Future minimum lease payments under this lease agreement at September 30:

2016	$81,000
2017	83,700
2018	86,400
Total lease payments	251,100

Rent expense was $74,085 and $39,451 for the six months ended September 30, 2015 and 2014, respectively.

Virtuix Holdings, Inc. and Subsidiaries Notes to Consolidated
Interim Financial Statements

Note 14. Foreign Subsidiary

As mentioned in note 11, on June 24, 2015, the Company acquired 10,000 shares of common stock of VML, a wholly-owned subsidiary. VML is a Hong Kong corporation that was formed to conduct manufacturing operations and transact business with Chinese suppliers.

Note 15. Subsequent Events

On October 27, 2015, 14,258 shares of ISOs were granted to an employee of Virtuix, Inc. at an exercise price of $0.32. Management has evaluated subsequent events through October 30, 2015, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the consolidated financial statements.

SUPPLEMENTARY INFORMATION

VIRTUIX HOLDINGS, INC. AND SUBSIDIARIES
SCHEDULE I - CONSOLIDATING INTERIM BALANCE SHEET
September 30, 2015

			Virtuix	Virtuix
	Virtuix Holdings,		Interactive I,	Manufacturing		Consolidated
	Inc.	Virtuix, Inc.	LLC	Limited	Eliminations	Balance
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,254,129	$335,562	$-	$11,910	$-	$2,601,601
Due from related parties	133,149	118,002	-	1,290	(252,441)	-
Inventory	-	68,671	-		-	68,671
Prepaids and other current assets	-	162,156	-	20,530	-	182,686
TOTAL CURRENT ASSETS	2,387,278	684,391	-	33,730	(252,441)	2,852,958

NONCURRENT ASSETS
Property, plant and equipment, net	-	61,754	-	190,251	-	252,005
Intangibles, net	-	59,813	13,983	-	-	73,796
Deferred loan costs, net	7,671	-	-	-	-	7,671
TOTAL NONCURRENT ASSETS	7,671	121,567	13,983	190,251	-	333,472

INVESTMENT IN SUBSIDIARIES	5,123,330	-	-	-	(5,123,330)	-

TOTAL ASSETS	$7,518,279	$805,958	$13,983	$223,981	$(5,375,771)	$3,186,430

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$-	$114,633	$-	$-	$-	$114,633
Accrued expenses	-	167,300	-	-	-	167,300
Deferred revenue	-	2,066,123	-	-	-	2,066,123
Due to related party	12,253	-	17,298	222,890	(252,441)	-

Current portion of notes payable	387,030	-	-	-	-	387,030
Less: discount on notes payable	(17,102)	-	-	-	-	(17,102)
Current portion of notes payable, net of discount	369,928	-	-	-	-	369,928
TOTAL CURRENT LIABILITIES	382,181	2,348,056	17,298	222,890	(252,441)	2,717,984

LONG-TERM LIABILITIES
Notes payable, net of current portion	437,945	-	-	-	-	437,945
Less: discount on notes payable	(19,645)	-	-	-	-	(19,645)
Notes payable, net of discount	418,300	-	-	-	-	418,300
TOTAL LONG-TERM LIABILITIES	418,300	-	-	-	-	418,300

TOTAL LIABILITIES	800,481	2,348,056	17,298	222,890	(252,441)	3,136,284

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock	7,351	-	-	-	-	7,351
Additional paid in capital-preferred stock	6,858,619	-	-	-	-	6,858,619
Common stock	5,500	2,000	-	1,290	(3,290)	5,500
Additional paid in capital-common stock	-	5,530,782	50,012	-	(5,120,040)	460,754
Accumulated deficit	(153,672)	(7,074,880)	(53,327)	(199)	-	(7,282,078)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	6,717,798	(1,542,098)	(3,315)	1,091	(5,123,330)	50,146

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,518,279	$805,958	$13,983	$223,981	$(5,375,771)	$3,186,430

VIRTUIX HOLDINGS, INC. AND SUBSIDIARIES
SCHEDULE II - CONSOLIDATING INTERIM STATEMENT OF OPERATIONS
For The Six Months Ended September 30, 2015

			Virtuix	Virtuix
	Virtuix		Interactive I,	Manufacturing		Consolidated
	Holdings, Inc.	Virtuix, Inc.	LLC	Limited	Eliminations	Balance

REVENUES	$-	$-	$-	$-	$-	$-

COST OF REVENUES	-	-	-	-	-	-

GROSS PROFIT	-	-	-	-	-	-

OPERATING EXPENSES
Selling expense	-	136,336	-	-	-	136,336
General and administrative expense	2,481	1,779,298	2,038	199	-	1,784,016
Research and development expense	-	124,624	-	-	-	124,624
TOTAL OPERATING EXPENSES	2,481	2,040,258	2,038	199	-	2,044,976

LOSS FROM OPERATIONS	(2,481)	(2,040,258)	(2,038)	(199)	-	(2,044,976)

OTHER INCOME (EXPENSE)
Loss on disposal of assets	-	(32,717)	-	-	-	(32,717)
Interest income	8,710	-	-	-	-	8,710
Interest expense	(77,499)	-	-	-	-	(77,499)
TOTAL OTHER INCOME (EXPENSE)	(68,789)	(32,717)	-	-	-	(101,506)

NET LOSS	(71,270)	(2,072,975)	(2,038)	(199)	-	(2,146,482)

Add: Net loss attributable to noncontrolling interests, net of tax	-	-	306	-	-	306

NET LOSS ATTRIBUTABLE TO VIRTUIX HOLDINGS, INC.	$(71,270)	$(2,072,975)	$(1,732)	$(199)	$-	$(2,146,176)

VIRTUIX HOLDINGS, INC. AND SUBSIDIARIES
SCHEDULE III - CONSOLIDATING INTERIM BALANCE SHEET
March 31, 2015

	Virtuix Holdings,		Interactive I,		Consolidated
	Inc.	Virtuix, Inc.	LLC	Eliminations	Balance

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$3,703,161	$173,496	$-	$-	$3,876,657
Due from related party		28,261	-	(28,261)	-
Prepaids and other current assets	-	47,498	-	-	47,498
TOTAL CURRENT ASSETS	3,703,161	249,255	-	(28,261)	3,924,155

NONCURRENT ASSETS
Property, plant and equipment, net	-	100,291	-	-	100,291
Intangibles, net	-	50,373	16,021	-	66,394
Deferred loan costs, net	9,669	-	-	-	9,669
TOTAL NONCURRENT ASSETS	9,669	150,664	16,021	-	176,354

INVESTMENT IN SUBSIDIARIES	3,207,758	-	-	(3,207,758)	-

TOTAL ASSETS	$6,920,588	$399,919	$16,021	$(3,236,019)	$4,100,509

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$-	$28,501	$-	$-	$28,501
Accrued expenses	-	76,274	-	-	76,274
Deferred revenue	-	1,866,722	-	-	1,866,722
Due to related party	70,963	-	17,298	(28,261)	60,000

Current portion of notes payable	365,328	-	-	-	365,328
Less: discount on notes payable	(17,599)	-	-	-	(17,599)
Current portion of notes payable, net of discount	347,729	-	-	-	347,729
TOTAL CURRENT LIABILITIES	418,692	1,971,497	17,298	(28,261)	2,379,226

LONG-TERM LIABILITIES
Notes payable, net of current portion	634,672	-	-	-	634,672
Less: discount on notes payable	(24,932)	-	-	-	(24,932)
Notes payable, net of discount	609,740	-	-	-	609,740
TOTAL LONG-TERM LIABILITIES	609,740	-	-	-	609,740

TOTAL LIABILITIES	1,028,432	1,971,497	17,298	(28,261)	2,988,966

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock	6,604	-	-	-	6,604
Additional paid in capital - preferred stock	5,962,456	-	-	-	5,962,456
Common stock	5,500	2,000	-	(2,000)	5,500
Additional paid in capital - common stock	-	3,428,325	50,012	(3,205,758)	272,579
Accumulated deficit	(82,404)	(5,001,903)	(51,289)	-	(5,135,596)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	5,892,156	(1,571,578)	(1,277)	(3,207,758)	1,111,543

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,920,588	$399,919	$16,021	$(3,236,019)	$4,100,509

VIRTUIX HOLDINGS, INC. AND SUBSIDIARIES
SCHEDULE IV - CONSOLIDATING INTERIM STATEMENT OF OPERATIONS
For Six Months Ended September 30, 2014

			Virtuix
	Virtuix		Interactive I,		Consolidated
	Holdings, Inc.	Virtuix, Inc.	LLC	Eliminations	Balance

REVENUES	$-	$-	$-	$-	$-

COST OF REVENUES	-	-	-	-	-

GROSS PROFIT	-	-	-	-	-

OPERATING EXPENSES
Selling expense	-	122,371	-	-	122,371
General and administrative expense	502	1,035,650	1,952	-	1,038,104
Research and development expense	-	458,677	500	-	459,177
TOTAL OPERATING EXPENSES	502	1,616,698	2,452	-	1,619,652

LOSS FROM OPERATIONS	(502)	(1,616,698)	(2,452)	-	(1,619,652)

OTHER INCOME (EXPENSE)
Interest income	963	-	-	-	963
Interest expense	(22,842)	-	-	-	(22,842)
TOTAL OTHER INCOME (EXPENSE)	(21,879)	-	-	-	(21,879)

NET LOSS	(22,381)	(1,616,698)	(2,452)	-	(1,641,531)

Add: Net loss attributable to noncontrolling interests, net of tax	-	-	368	-	368

NET LOSS ATTRIBUTABLE TO VIRTUIX HOLDINGS, INC.	$(22,381)	$(1,616,698)	$(2,084)	$-	$(1,641,163)

FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDING MARCH 31, 2015 AND MARCH 31, 2014

The consolidated balance sheets of Virtuix Holdings, Inc. and Subsidiaries for the fiscal year ended March 31, 2015 and for the period from April 15, 2013 (inception) to March 31, 2014, and the consolidated statements of operations, changes in stockholders' equity, and cash flows of Virtuix Holdings, Inc. and Subsidiaries for each such period have been included in this Offering Circular with the Independent Auditor's Report of Artesian CPA, LLC, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

Virtuix Holdings, Inc. and Subsidiaries

Consolidated Financial Statements and Independent Auditor’s Report
March 31, 2015 and 2014

Virtuix Holdings, Inc. and Subsidiaries

To the Stockholders of:
Virtuix Holdings, Inc. and Subsidiaries
Austin, Texas

INDEPENDENT AUDITOR’S REPORT

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Virtuix Holdings, Inc. (a corporation) and Subsidiaries, which comprise the consolidated balance sheets as of March 31, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended March 31, 2015 and the period from April 15, 2013 (inception) to March 31, 2014, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC
303.823.3220
ArtesianCPA.com

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Virtuix Holdings, Inc. and Subsidiaries, as of March 31, 2015 and 2014, and the results of its operations and its cash flows for year ended March 31, 2015 and the period from April 15, 2013 (inception) to March 31, 2014, in accordance with accounting principles generally accepted in the United States of America.

Other Matters

Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The accompanying supplementary information, comprised of the consolidating balance sheets as of March 31, 2015 and 2014 and the consolidating statements of operations for the year ended March 31, 2015 and the period from April 15, 2013 (inception) to March 31, 2014, are presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

/s/ Artesian CPA, LLC

Denver, Colorado
September 15, 2015

Artesian CPA, LLC
303.823.3220
ArtesianCPA.com

Virtuix Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2015 and 2014

ASSETS

	2015	2014
CURRENT ASSETS
Cash and cash equivalents, including restricted cash of $27,752 at March 31, 2015 and 2014	$3,876,657	$388,627

Prepaids and other current assets	47,498	15,228
TOTAL CURRENT ASSETS	3,924,155	403,855

NONCURRENT ASSETS
Property and equipment	124,962	61,021
Less: accumulated depreciation	(24,671)	(3,387)
Net property and equipment	100,291	57,634

Intangibles	77,696	12,118
Less: accumulated amortization	(11,302)	(1,421)
Net intangibles	66,394	10,697

Deferred tax asset (net of valuation allowance of $1,473,807 and $295,500, respectively)	-	-

Deferred loan costs	12,000	-
Less: accumulated amortization	(2,331)	-
Net deferred loan costs	9,669	-

TOTAL NONCURRENT ASSETS	176,354	68,331

TOTAL ASSETS	$4,100,509	$472,186

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

Virtuix Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2015 and 2014

LIABILITIES AND STOCKHOLDERS' EQUITY
	2015	2014
CURRENT LIABILITIES
Accounts payable	$28,501	$-
Accrued expenses	76,274	67,122
Deferred revenue - current portion	1,866,722	-
Due to related party	60,000	175,000
Convertible promissory notes	-	400,000
Current portion of notes payable	365,328	-
Less: discount on notes payable	(17,599)	-
Current portion of notes payable, net of discount	347,729	-

TOTAL CURRENT LIABILITIES	2,379,226	642,122

LONG-TERM LIABILITIES
Deferred revenue - long-term portion	-	1,251,854
Notes payable, net of current portion	634,672	-
Less: discount on notes payable	(24,932)	-
Notes payable, net of discount	609,740	-

TOTAL LONG-TERM LIABILITIES	609,740	1,251,854

TOTAL LIABILITIES	2,988,966	1,893,976

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $.001 par value, 7,000,000 shares authorized, 6,604,283 and 0 shares issued and outstanding at March 31, 2015 and 2014, respectively	6,604	-
Additional paid-in capital - preferred stock	5,962,456	-
Common stock, $.001 par value, 15,000,000 shares authorized, 5,500,000 shares issued and outstanding at March 31, 2015 and 2014	5,500	5,500
Additional paid-in capital - common stock	272,579	183,132
Accumulated Deficit	(5,135,596)	(1,610,422)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	1,111,543	(1,421,790)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,100,509	$472,186

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

Virtuix Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
For the year ended March 31, 2015 and the period from April 15, 2013 (inception)
to March 31, 2014

	Year Ended	Period Ended
	March 31, 2015	March 31, 2014

NET SALES	$-	$80,026

COST OF GOODS SOLD	-	67,071

GROSS PROFIT	-	12,955

OPERATING EXPENSES
Selling expenses	301,820	230,634
General and administrative expenses	2,221,986	936,613
Research and development expenses	926,023	452,326

TOTAL OPERATING EXPENSES	3,449,829	1,619,573

OTHER INCOME (EXPENSE)
Interest income	6,791	-
Interest expense	(79,464)	(2,740)

TOTAL OTHER INCOME (EXPENSE)	(72,673)	(2,740)

LOSS BEFORE INCOME TAXES	(3,522,502)	(1,609,358)

PROVISION FOR INCOME TAX
State tax expense	2,672	1,064

TOTAL PROVISION FOR INCOME TAX	2,672	1,064

NET LOSS	$(3,525,174)	$(1,610,422)

Add: Net loss attributable to noncontrolling interests, net of tax	852	6,842

NET LOSS ATTRIBUTABLE TO VIRTUIX HOLDINGS, INC.	$(3,524,322)	$(1,603,580)

Weighted average common shares outstanding:
Basic and Diluted	5,500,000	916,667
Net loss per share:
Basic and Diluted	$(0.64)	$(1.75)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

Virtuix Holdings, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity
For the year ended March 31, 2015 and the period from April 15, 2013 (inception) to March 31, 2014

	Common Stock			Preferred Stock
								Deficit
			Additional			Additional		Attributable to
			Paid-In			Paid-In	Accumulated	Noncontrolling
	Shares	Amount	Capital	Shares	Amount	Capital	Deficit	Interest	Total
Balance at April 15, 2013 (inception)	-	$-	$-	-	$-	$-	$-	$-	$-
Issuance of common stock	5,500,000	5,500	183,132	-	-	-	-	-	188,632
Net loss	-	-	-	-	-	-	(1,603,580)	(6,842)	(1,610,422)
Balance at March 31, 2014	5,500,000	5,500	183,132	-	-	-	(1,603,580)	(6,842)	(1,421,790)
Issuance of preferred stock	-	-	-	5,885,533	5,885	5,335,377	-	-	5,341,262
Convertible promissory notes converted to preferred stock	-	-	-	500,000	500	399,500	-	-	400,000
Related party notes converted to preferred stock	-	-	-	218,750	219	174,781	-	-	175,000
Preferred stock warrants	-	-	-	-	-	52,798	-	-	52,798
Stock-based compensation	-	-	89,447	-	-	-	-	-	89,447
Net loss	-	-	-	-	-	-	(3,524,322)	(852)	(3,525,174)
Balance at March 31, 2015	5,500,000	$5,500	$272,579	6,604,283	$6,604	$5,962,456	$(5,127,902)	$(7,694)	$1,111,543

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

Virtuix Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the year ended March 31, 2015 and the period from April 15, 2013 (inception) to
March 31, 2014

	Year Ended	Period Ended
	March 31, 2015	March 31, 2014
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(3,525,174)	$(1,610,422)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	33,496	4,808
Amortization of discount on notes payable	10,266	-
Stock-based compensation	89,447	-
(Increase) decrease in assets:
Prepaid expenses and other current assets	(32,270)	(15,228)
Increase (decrease) in liabilities:
Accounts payable	28,501	-
Accrued expenses	9,153	67,122
Deferred revenue	614,868	1,251,854
CASH USED IN OPERATING ACTIVITIES	(2,771,713)	(301,866)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchases of fixed assets, including intangibles	(129,519)	(73,139)
CASH USED IN INVESTING ACTIVITIES	(129,519)	(73,139)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	-	188,632
Issuance of preferred stock	5,421,997	-
Offering costs	(80,735)
Proceeds from short term notes with related parties	60,000	175,000
Proceeds from convertible promissory notes	-	400,000
Proceeds from long-term notes payable	1,000,000	-
Loan costs	(12,000)
CASH PROVIDED BY FINANCING ACTIVITIES	6,389,262	763,632

NET INCREASE IN CASH	3,488,030	388,627

CASH AT BEGINNING OF PERIOD	388,627	-

CASH AT END OF PERIOD	$3,876,657	$388,627

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest	$69,198	$-
State taxes	$2,672	$1,064

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Convertible promissory notes converted to preferred stock	$400,000	$-
Related party notes converted to preferred stock	$175,000	$-
Issuance of preferred stock warrants	$52,798	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

Virtuix Holdings, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
As of March 31, 2015 and 2014 and for the year ended March 31, 2015 and period from April
15, 2013 (inception) to March 31, 2014

Note 1. Nature of Operations

Virtuix Holdings Inc. (Virtuix Holdings or the Company) was formed in December 20, 2013 as a Delaware Corporation. The Company has a wholly-owned subsidiary, Virtuix, Inc., a Delaware corporation formed on April 15, 2013 as a Texas Limited Liability Company and subsequently converted to a Delaware corporation on November 22, 2013. Virtuix, Inc. develops virtual reality hardware and software, and its main product is the Omni, the first virtual reality interface to move freely and naturally in video games and virtual worlds. Virtuix Interactive I, LLC (VII), a Texas Limited Liability Company, was formed on January 6, 2014, and on that date, the Company became the majority member, with 85% of the controlling financial interest. VII was formed to create interactive virtual reality content for use with the Omni.

As of March 31, 2015 and 2014, the Company has not commenced planned principal operations nor generated significant earned revenue. The Company’s activities since inception have consisted of research and development of its main product, capital raising, and sales efforts to pre-sell its main product. Once the Company commences its planned principal operations of producing and selling the Omni and other products it may develop, it will incur significant additional expenses in conjunction with producing and selling products commercially. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to operationalize the Company’s planned operations or failing to profitably produce and sell its products.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP) and presentation requirements under Article 8 of Regulation S-X of the rules and regulations of the Securities and Exchange Commission (SEC). The consolidated financial statements are presented using the accrual basis of accounting. Therefore, revenues are recognized when earned and expenses are recognized when incurred.

The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

The Company has adopted a fiscal year ending March 31st of each year.

Management's Estimates

Preparing the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

See accompanying Independent Auditor’s Report

Virtuix Holdings, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
As of March 31, 2015 and 2014 and for the year ended March 31, 2015 and period from April
15, 2013 (inception) to March 31, 2014

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Virtuix Holdings, Inc. as well as its subsidiaries required to be consolidated under accounting principles generally accepted in the United States of America (GAAP). Significant intercompany accounts and transactions have been eliminated upon consolidation.

Revenue Recognition

The Company recognizes revenue when the earnings process is complete. This generally occurs when products are shipped to the customer in accordance with the sales agreement or purchase order, ownership and risk of loss pass to the customer, collectability is reasonably assured, and pricing is fixed or determinable. The Company’s shipping terms are generally F.O.B. shipping point, where title is transferred and revenue is recognized when the products are shipped to customers.

Noncontrolling Interests

In accordance with the guidance under FASB ASC 810, Noncontrolling Interests, in consolidated financial statements, references to net income and stockholders’ equity attributable to the Company do not include noncontrolling interests, which are reported separately.

Cash and Cash Equivalents

The Company considers deposits that can be redeemed on demand and investments that have original maturities of less than three months, when purchased, to be cash equivalents. As of March 31, 2015 and 2014, the Company’s cash and cash equivalents were deposited primarily in two and three financial institutions, respectively, which at times, exceed the federally insured limits. The Company has $27,752 of its cash balances restricted as of March 31, 2015 and 2014.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate.

The estimated useful lives for significant property and equipment categories are as follows:

Computer Equipment	5 years
Furniture and Fixtures	7 years
Machinery and Equipment	5 years
Trade Show Equipment	5 – 7 years

See accompanying Independent Auditor’s Report

Virtuix Holdings, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
As of March 31, 2015 and 2014 and for the year ended March 31, 2015 and period from April
15, 2013 (inception) to March 31, 2014

Fair Value Measurements

The Company’s financial instruments consist primarily of cash, accounts payable, accrued expenses and notes payable. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments. The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows. The Company adopted FASB ASC 820-10, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The standard also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

The three-level hierarchy for fair value measurements is defined as follows:

•       Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

•       Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly including inputs in markets that are not considered to be active

•       Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement

Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Intangibles

The Company’s intangible assets represent software, trademarks, and a website, which are amortized on a straight-line basis over the years expected to be benefited. The costs of developing any intangibles for internal use are expensed as incurred.

Software Development Costs

The Company accounts for software development costs in accordance with several accounting pronouncements, including FASB ASC 730, Research and Development, FASB ASC 350-40, Internal-Use Software, FASB 985-20, Costs of Computer Software to be Sold, Leased, or Marketed and FASB ASC 350-50, Website Development Costs.

See accompanying Independent Auditor’s Report

Virtuix Holdings, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
As of March 31, 2015 and 2014 and for the year ended March 31, 2015 and period from April
15, 2013 (inception) to March 31, 2014

Costs incurred during the period of planning and design, prior to the period determining technological feasibility, for all software developed for use internal and external, has been charged to operations in the period incurred as research and development costs. Additionally, costs incurred after determination of readiness for market have been expensed as research and development.

The Company capitalizes certain costs in the development of its proprietary software (computer software to be sold, leased or licensed) for the period after technological feasibility was determined and prior to marketing and initial sales. Website development costs have been capitalized, under the same criteria as marketed software.

Deferred Revenue

Deferred revenue represents revenues collected but not earned as of March 31, 2015 and 2014. This is primarily composed of revenue for pre-orders of the Omni that have not been completed by the end of the financial reporting period.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted earnings per share. Basic and diluted earnings per share reflect the actual weighted average of common shares issued and outstanding during the period. No dilutive effects were considered since the Company is in a net loss position as of March 31, 2015 and 2014. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed. The Company anticipates significant offering costs in connection with the Proposed Offering discussed in Note 14.

Federal Income Taxes

FASB ASC 740-10, Accounting for Uncertainty in Income Taxes, clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. ASC 740-10 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. For the periods ended March 31, 2015 and 2014, no uncertain tax positions were identified. The Company recognizes tax related interest and penalties, if any, as a component of income tax expense.

The federal tax returns are subject to examination by the Internal Revenue Service, generally for three years after they are filed. State tax returns are subject to examination generally for five years after they are filed.

See accompanying Independent Auditor’s Report

Virtuix Holdings, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
As of March 31, 2015 and 2014 and for the year ended March 31, 2015 and period from April
15, 2013 (inception) to March 31, 2014

The Company’s less than wholly-owned subsidiary, VII is not subject to federal income taxes, and such taxes are the responsibility of the respective members.

Recent Accounting Pronouncements

In June 2014, the FASB issued Accounting Standards Update (ASU) 2014-10 which eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and members’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods beginning after December 15, 2015. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. Upon adoption, entities will no longer present or disclose any information required by Topic 915. The Company has early adopted the new standard effective as of the inception date.

In August 2014, the FASB issued ASU 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide such guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted. The Company has elected to early adopt this pronouncement, as described in Note 12.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

See accompanying Independent Auditor’s Report

Virtuix Holdings, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
As of March 31, 2015 and 2014 and for the year ended March 31, 2015 and period from April
15, 2013 (inception) to March 31, 2014

Note 3. Property and Equipment

Property and equipment consist of the following as of March 31:

	2015	2014

Computer Equipment	$27,444	$9,495
Furniture and Equipment	13,060	13,060
Machinery and Equipment	83,410	37,418
Office Equipment	1,048	1,048
	124,962	61,021
Less Accumulated Depreciation	(24,671)	(3,387)
	$100,291	$57,634

Depreciation expense was $21,284 and $3,387 for the periods ended March 31, 2015 and 2014, respectively.

Note 4. Intangibles

Intangible assets consist of the following as of March 31:

	2015	2014

Software and game design	$25,704	$5,704
Trademarks	14,055	3,055
Website	37,937	3,359
	77,696	12,118
Less Accumulated Amortization	(11,302)	(1,421)
	$66,394	$10,697

Amortization expense was $9,881 and $1,421 for the periods ended March 31, 2015 and 2014, respectively.

Note 5. Notes Payable

On April 1, 2014, the Company carried three convertible promissory notes amounting to $400,000. Interest was to be accrued at 8.00% until the notes matured on September 30, 2014. At any time before maturity of the notes, the entire outstanding principal plus accrued and unpaid interest could be converted to shares of the Company’s capital stock when the Company issued and sold shares of its capital stock and the aggregate proceeds were equal to or exceeded $750,000.

See accompanying Independent Auditor’s Report

Virtuix Holdings, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
As of March 31, 2015 and 2014 and for the year ended March 31, 2015 and period from April
15, 2013 (inception) to March 31, 2014

Also on April 1, 2014, the Company carried two promissory notes in the amount of $100,000 and $75,000 with a related party, payable in semi-annual installments at 1.00% interest. The notes were to mature on December 27, 2014 and January 28, 2015, respectively.

As described in Note 6, all the aforementioned notes were converted to shares of Series Seed Preferred Stock on April 22, 2014.

Effective September 4, 2014, the Company entered into an agreement to obtain financing with Western Technology Investment (WTI). The initial commitment of $1,000,000 was received on September 5, 2014. Terms of the note are interest-only payments in six monthly installments at .979% of the amount borrowed, and thirty months of principal and interest payments beginning April 1, 2015 in the amount of $38,255, due in September 2017. The note bears a fixed rate of interest of 11.75% and is secured by all assets of the Company.

In the terms of the agreement, the Company granted a warrant to WTI, to acquire shares in the most recent or next round of preferred stock, at WTI’s option, at the lower of $0.80 per share or the lowest price per share at which the Company has sold any shares of its Series Seed Preferred Stock (as of any determination date and subject to any adjustments for splits, dividends, or distributions since the date of such sale). The aggregate exercise price will be $125,000. The warrant will be exercisable until its expiration date of December 31, 2024. Upon a change of control or initial public offering of the Company’s capital stock, the warrant shall automatically be exchanged, for no consideration from WTI, for the maximum number of shares of the Company’s stock for which the warrant would have otherwise been exercisable.

According to guidance of FASB ASC 470-20, Debt, the warrant is recorded in equity as additional paid in capital – preferred stock, at fair value as of the date of issuance, and in liabilities, as a contra account, called discount on note payable. The fair value at the issuance date was determined to be $52,798 using the Black-Scholes model with the following assumptions. No adjustment to the fair value was made to account for the down-round protection clause in the agreement as management determined this adjustment would be difficult to estimate and immaterial to these consolidated financial statements.

Exercise Price	$0.80
Dividend Yield	0.00%
Volatility	32.40%
Risk-free Rate	0.80%
Years to Expiration	10

The discount is amortized over the life of the note using the effective interest method. The carrying value of the note at March 31, 2015 was $957,469 ($1,000,000 principal, less discount of $42,531), and $10,266 of discount amortization was included in interest expense.

See accompanying Independent Auditor’s Report

Virtuix Holdings, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
As of March 31, 2015 and 2014 and for the year ended March 31, 2015 and period from April
15, 2013 (inception) to March 31, 2014

Future maturities of long-term debt are as follows as of March 31:

2016	$365,328
2017	410,635
Thereafter	224,037

$1,000,000

Note 6. Capital Stock

Prior to April 7, 2014, the Company’s capital stock consisted of 10,000,000 authorized shares of $0.001 par common stock, of which 5,500,000 shares were issued and outstanding. Effective April 7, 2014, the Company amended its certificate of incorporation to include two classes of stock. The number of shares of common stock authorized increased from 10,000,000 shares to 12,500,000 shares and the Company also authorized 3,750,000 shares of $.001 par value Series Seed Preferred Stock (the "Preferred Stock").

All convertible promissory notes mentioned in Note 5 were converted to shares of Preferred Stock by dividing the principal by $0.80, resulting in an issuance of 500,000 shares of Preferred Stock on April 22, 2014. Accrued interest in the amount of $4,713 was paid directly to investors. The two promissory notes mentioned in Note 5 were exchanged for convertible promissory notes then converted into 218,750 shares of the Preferred Stock on April 30, 2014. This is a related party transaction. The remaining 3,031,250 shares of the Preferred Stock were issued at $0.80 per share to investors between April 17, 2014 and May 19, 2014. Each holder of the Preferred Stock will have the right to convert the shares at any time, at the option of the holder, into shares of the common stock of the Company at a rate determined by dividing the number of shares held by the price paid per share.

Effective August 7, 2014, the number of shares of common stock authorized increased from 12,500,000 shares to 12,750,000 shares, and the Company also increased its authorized Preferred Stock from 3,750,000 shares to 4,000,000 shares.

Effective December 4, 2014, the number of shares of common stock authorized increased from 12,750,000 shares to 15,000,000 shares, and the Company also increased its authorized Preferred Stock from 4,000,000 shares to 7,000,000 shares. The Company issued 2,854,283 shares of Preferred Stock at $1.05 per share between November 24, 2014 and February 24, 2015.

Each holder of the Preferred Stock will have the right to convert the shares at any time, at the option of the holder, into shares of the common stock of the Company at a 1:1 conversion rate.

At March 31, 2015, the Company has reserved 9,000,000 shares of its authorized but unissued common stock for possible future issuance in connection with the following:

See accompanying Independent Auditor’s Report

Virtuix Holdings, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
As of March 31, 2015 and 2014 and for the year ended March 31, 2015 and period from April
15, 2013 (inception) to March 31, 2014

Shares
Long Term Incentive Plan	2,000,000
Conversion of preferred stock	6,750,000
Exercise of stock warrants	250,000

Note 7. Stock Options

The Company accounts for stock-based compensation under the provisions of FASB ASC 718, Compensation – Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and non-employee officers based on estimated fair values as of the date of grant. Compensation expense is recognized on a straight-line basis over the requisite service period.

On June 25, 2014, the board of directors of the Company approved a stock-based employee compensation plan, the Long Term Incentive Plan. Incentive Stock Options (ISOs) were granted to certain employees of Virtuix, Inc. as follows:

		Exercise
Grant Date	Shares	Price
June 25, 2014	375,625	$0.11
July 17, 2014	22,500	$0.11
September 17, 2014	95,625	$0.11

As of March 31, 2015, 111,250 shares were forfeited as a result of employee terminations, and 56,250 shares were vested.

The Company accounts for share-based payments to non-employees, with guidance provided by FASB ASC 505-50, Equity-Based Payments to Non-Employees. On June 25, 2014, the board of directors of the Company granted two non-qualified stock options (NQSOs) for a total of 1,181,250 shares, with an exercise price of $0.11 per share, to certain independent contractors of Virtuix, Inc. None of the options were vested and therefore, were not exercisable. Effective October 21, 2014, the board of directors granted two NQSOs for a total of 57,030 shares, with an exercise price of $0.11 per share, to certain advisors of Virtuix, Inc. As of March 31, 2015, 11,881 of these shares were vested.

Compensation expense pertaining to ISOs of $18,252 and compensation expense of $71,195 pertaining to NQSOs was recorded as of March 31, 2015 in general and administrative expenses in the consolidated statement of operations.

Note 8. Research and Development

Expenses relating to research and development are expensed as incurred. For the periods ended March 31, 2015 and 2014, research and development consisted of the following:

See accompanying Independent Auditor’s Report

Virtuix Holdings, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
As of March 31, 2015 and 2014 and for the year ended March 31, 2015 and period from April
15, 2013 (inception) to March 31, 2014

	2015	2014
Design expenses	$247,971	$164,494
Game and software development expenses	261,216	103,412
Hardware development expenses	29,866	17,758
Prototypes	182,637	114,714
Other research and development expenses	204,333	51,948
	$926,023	$452,326

Note 9. Royalty Commitments

The Company has certain royalty commitments associated with the shipment of its products for the use of licensed software and modifications together with the Company’s hardware and other software. Royalty expense is generally based on a dollar amount per unit shipped and can range from $1 per unit to $8 per unit. As of March 31, 2015 and 2014, no royalty expense has been recognized in the consolidated statement of operations.

Note 10. Income Taxes

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets using accelerated depreciation methods for income tax purposes, share-based compensation expense, and for net operating loss carryforwards.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If it is determined that the Company would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset valuation allowance would be recorded, which would reduce the provision for income taxes. Deferred tax assets and liabilities as of March 31, 2015 and 2014 are as follows:

	2015	2014
Deferred tax assets:
Share-based compensation expense	$24,206	$-
Net operating loss carryforward	1,463,515	298,485
Long-term deferred tax liabilities:
Property and equipment	(13,914)	(2,985)
Net deferred tax assets and liabilities	1,473,807	295,500
Valuation allowance	(1,473,807)	(295,500)
Net deferred tax asset	$-	$-

See accompanying Independent Auditor’s Report

Virtuix Holdings, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
As of March 31, 2015 and 2014 and for the year ended March 31, 2015 and period from April
15, 2013 (inception) to March 31, 2014

The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to net operating losses for the periods ended March 31, 2015 and 2014 and cumulative losses from inception through March 31, 2015. Therefore, valuation allowances of $1,473,807 and $295,500 were recorded for the periods ended March 31, 2015 and 2014, respectively. Accordingly, no provision for income taxes has been recognized for the periods ended March 31, 2015 and 2014.

The Company's ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At March 31, 2015 and 2014, the Company had net operating loss carryforwards available to offset future taxable income in the amount of $4,304,455 and $849,145, respectively, which may be carried forward and will expire if not used between 2034 and 2035 in varying amounts. Such amounts have been fully reserved in the valuation allowance discussed above.

ASC 718 provides that income tax effects of share-based payments are recognized in the financial statements for those awards that will normally result in tax deductions under existing tax law. Under current U.S. federal tax law, the Company receives a compensation expense deduction related to NQSOs only when those options are exercised. Accordingly, the consolidated financial statement recognition of compensation cost for NQSOs creates a deductible temporary difference, which results in a deferred tax asset. The Company does not recognize a tax benefit for compensation expense related to ISOs unless the underlying shares are disposed of in a disqualifying disposition. Accordingly, compensation expense related to ISOs is treated as a permanent difference for income tax purposes.

Note 11. Related Party Transactions

Virtuix, Inc. paid certain expenses on behalf of Virtuix Holdings. An intercompany receivable and payable is recorded in the amount of $10,963 on each respective company’s books at March 31, 2015, and the amount eliminates in the financial statement consolidation.

Virtuix, Inc. paid certain expenses on behalf of VII, and an intercompany receivable and payable is recorded in the amount of $17,298 and $20,000 on each respective company’s books at March 31, 2015 and 2014, respectively. The amounts eliminate in the financial statement consolidation.

During the year ended March 31, 2015, the Company received cash advances from a related party totaling $60,000. As mentioned in Note 5, during the period ended March 31, 2014, the Company entered into two promissory notes totaling $175,000 with a related party. Amounts due to the related party at March 31, 2015 and 2014, were $60,000 and $175,000, respectively.

Note 12. Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As discussed in Note 2, the Company has elected to early adopt ASU 2014-15 and followed this guidance in assessing the going concern assumption.

See accompanying Independent Auditor’s Report

Virtuix Holdings, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
As of March 31, 2015 and 2014 and for the year ended March 31, 2015 and period from April
15, 2013 (inception) to March 31, 2014

The Company is a business that has not commenced planned principal operations, has not generated meaningful revenues or profits since inception, has sustained net losses of $3,524,322 and $1,603,580 for the periods ended March 31, 2015 and 2014, respectively, and has not brought its primary product to market as of March 31, 2015 or 2014. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern within one year after the date that the consolidated financial statements are issued.

In making this assessment, management weighed the significance of the factors, conditions, and events considered. Management primarily based the conclusion on the inception-to-date cumulative losses, lack of operating history, lack of meaningful revenues, and the fact that the product has not completed development and readiness for market. These factors were determined to be the primary drivers of the Company’s ability to sustain its operating costs in the near term. Management also performed an analysis of interim information subsequent to year-end and projections of future operating results, which were given less weight due to the subjective nature of projections.

Management’s plans relevant to the going concern assessment included the following considerations:

1.	The Company will continue to market its primary product and expects to continue to realize substantial cash flows from pre-sales until the product is through production and ready for market.
2.

The Company plans to complete production preparations and bring the product to market during the year ending March 31, 2016. The Company anticipates significant revenues from the primary product once it is brought to market.

3.

The Company will continue to raise capital from existing shareholders and 3rd parties as necessary to fund its operating needs. The Company has raised additional capital subsequent to March 31, 2015 and intends to raise additional funds during the year ending March 31, 2016, as described in Note14.

Management concluded that its plans successfully alleviate the substantial doubt to the ability of the Company to continue as a going concern within one year after the date that the consolidated financial statements are issued. No assurance can be given that the Company will be successful in these efforts.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 13. Commitments and Contingencies

On November 20, 2013, the Company entered into a 24-month non-cancelable operating lease agreement for office space. The lease commenced on January 1, 2014 and expires on December 31, 2015. A $12,728 deposit was paid on the lease and monthly rent payments range from $2,734 to $2,795 over the life of the lease.

On June 2, 2014, the Company entered into a 12-month renewal on a non-cancelable operating lease agreement for office space. The lease renewal commenced on September 1, 2014 and expires on August 31, 2015. Monthly rent payments under this agreement are $3,400.

See accompanying Independent Auditor’s Report

Virtuix Holdings, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
As of March 31, 2015 and 2014 and for the year ended March 31, 2015 and period from April
15, 2013 (inception) to March 31, 2014

Rent expense was $88,363 and $37,475 for the periods ended March 31, 2015 and 2014, respectively. Future minimum lease payments for operating leases as of March 31, 2015 were $42,155, all due within one year.

Note 14. Subsequent Events

Effective May 6, 2015, the number of shares of common stock authorized increased from 15,000,000 shares to 16,000,000 shares, and the Company also increased its authorized Preferred Stock from 7,000,000 shares to 8,300,000 shares.

On June 24, 2015, the Company acquired 10,000 shares of common stock of Virtuix Manufacturing Limited (VML), a wholly-owned subsidiary. VML is a Hong Kong corporation that was formed to conduct manufacturing operations and transact business with Chinese suppliers.

On June 25, 2015, the Company entered into a 39-month non-cancelable operating lease agreement for office space. The lease commenced on July 1, 2015 and expires on September 30, 2018, with an option to renew the lease for an additional three year period. A $48,000 deposit was paid on the lease and monthly rent payments range from $6,750 to $7,200 over the life of the lease. Future minimum lease payments under this lease agreement are as follows:

Year Ended March 31,
2016	$60,750
2017	82,350
2018	85,050
2019	43,200
Total Lease Payments	$271,350

Between July 7, 2015, and September 9, 2015, 349,690 shares of ISOs were granted to certain employees of Virtuix, Inc. at an exercise price of $0.32.

The Company issued subordinated unsecured convertible promissory notes amounting to $879,701 between May 2015, and July 2015. Interest is to be accrued at 6% until the notes mature on September 30, 2015. If, on or before the maturity date, the Company issues or sells shares of any preferred stock of the Company for cash in a single transaction or series of related transactions in which the gross proceeds to the Company equal at least $1,500,000, the entire outstanding principal plus accrued and unpaid interest of the notes will automatically be converted into either (i) the same class or series of preferred stock as are issued, at the same price per share at which such stock is issued and sold by the Company or (ii) shares of preferred stock of the Company at a price per share of $1.20. If, on or before the maturity date, the Company consummates a deemed liquidation, the entire outstanding principal plus accrued and unpaid interest of the notes may be converted into shares of preferred stock at a price per share equal to $1.20. If the above have not occurred, then on the maturity date, the entire outstanding principal plus accrued and unpaid interest of the notes will be converted into shares of preferred stock at a purchase price equal to $1.20 per share.

See accompanying Independent Auditor’s Report

Virtuix Holdings, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
As of March 31, 2015 and 2014 and for the year ended March 31, 2015 and period from April
15, 2013 (inception) to March 31, 2014

The Company is in the process of pursuing an offering (“Proposed Offering”). The Proposed Offering calls for the Company to offer for sale under Regulation A $15,000,000 of its Series A Preferred Stock at a to-be-determined price between $2.00 and $4.00 per share. Sales of these securities are expected to commence during the fiscal year ending March 31, 2016. The Company expects to incur costs of approximately $80,000 related to the Proposed Offering. There is presently no secondary market for Company’s stock and therefore the Company cannot guarantee that its securities will ever be tradeable on an exchange or have any other liquidity. This offering is not yet finalized nor qualified by the Securities Exchange Commission (SEC) and is subject to changes. These financial statements should not be relied upon as a basis for determining the terms of the Proposed Offering as this information may not be current or accurate relative to the final terms of the Proposed Offering.

Management has evaluated subsequent events through September 15, 2015, the date the consolidated financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these consolidated financial statements.

See accompanying Independent Auditor’s Report

SUPPLEMENTARY INFORMATION

Virtuix Holdings, Inc. and Subsidiaries
Consolidating Balance Sheet (Supplementary Information)
As of March 31, 2015

			Virtuix
	Virtuix		Interactive I,		Consolidated
	Holdings, Inc.	Virtuix, Inc.	LLC	Eliminations	Balance
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$3,703,161	$173,496	$-	$-	$3,876,657
Due from related parties	-	28,261	-	(28,261)	-
Prepaids and other current assets	-	47,498	-	-	47,498
TOTAL CURRENT ASSETS	3,703,161	249,255	-	(28,261)	3,924,155

NONCURRENT ASSETS
Property, plant and equipment, net	-	100,291	-	-	100,291
Intangibles, net	-	50,373	16,021	-	66,394
Deferred costs, net	9,669	-	-	-	9,669
TOTAL NONCURRENT ASSETS	9,669	150,664	16,021	-	176,354

INVESTMENT IN SUBSIDIARIES	3,207,758	-	-	(3,207,758)	-

TOTAL ASSETS	$6,920,588	$399,919	$16,021	$(3,236,019)	$4,100,509

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$-	$28,501	$-	$-	$28,501
Accrued expenses	-	76,274	-	-	76,274
Deferred revenue	-	1,866,722	-	-	1,866,722
Due to related party	70,963	-	17,298	(28,261)	60,000

Current portion of notes payable	365,328	-	-	-	365,328
Less: discount on notes payable	(17,599)	-	-	-	(17,599)
Current portion of notes payable, net of discount	347,729	-	-	-	347,729

TOTAL CURRENT LIABILITIES	418,692	1,971,497	17,298	(28,261)	2,379,226
LONG-TERM LIABILITIES

Notes payable, net of current portion	634,672	-	-	-	634,672
Less: discount on notes payable	(24,932)	-	-	-	(24,932)
Notes payable, net of discount	609,740	-	-	-	609,740

TOTAL LONG-TERM LIABILITIES	609,740	-	-	-	609,740

TOTAL LIABILITIES	1,028,432	1,971,497	17,298	(28,261)	2,988,966

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock	6,604	-	-	-	6,604
Additional paid in capital-preferred stock	5,962,456	-	-	-	5,962,456
Common stock	5,500	2,000	-	(2,000)	5,500
Additional paid in capital-common stock	-	3,428,325	50,012	(3,205,758)	272,579
Accumulated deficit	(82,404)	(5,001,903)	(51,289)	-	(5,135,596)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	5,892,156	(1,571,578)	(1,277)	(3,207,758)	1,111,543

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,920,588	$399,919	$16,021	$(3,236,019)	$4,100,509

See accompanying Independent Auditor’s report

Virtuix Holdings, Inc. and Subsidiaries
Consolidating Statement of Operations (Supplementary Information)
For the year ended March 31, 2015

			Virtuix
	Virtuix		Interactive I,			Consolidated
	Holdings, Inc.	Virtuix, Inc.	LLC		Eliminations	Balance
REVENUES	$-	$-	$-		$-	$-

COST OF GOODS SOLD	-	-	-		-	-

GROSS PROFIT	-	-	-		-	-

OPERATING EXPENSES
Selling expense	-	301,820	-		-	301,820
General and administrative expense	3,286	2,213,521	5,179		-	2,221,986
Research and development expense	-	925,523	500		-	926,023
TOTAL OPERATING EXPENSES	3,286	3,440,864	5,679		-	3,449,829

LOSS FROM OPERATIONS	(3,286)	(3,440,864)	(5,679)		-	(3,449,829)

OTHER INCOME (EXPENSE)
Interest income	6,791	-	-		-	6,791
Interest expense	(79,464)	-	-		-	(79,464)
TOTAL OTHER INCOME (EXPENSE)	(72,673)	-	-		-	(72,673)

LOSS BEFORE INCOME TAXES	(75,959)	(3,440,864)	(5,679)		-	(3,522,502)

PROVISION FOR INCOME TAX
Federal tax benefit	-	-	-		-	-
State tax expense	2,672	-	-		-	2,672
TOTAL PROVISION FOR INCOME TAX	2,672	-	-		-	2,672

NET LOSS	(78,631)	(3,440,864)	(5,679)		-	(3,525,174)

Add: Net loss attributable to noncontrolling interests, net of tax	-	-	852		-	852

NET LOSS ATTRIBUTABLE TO VIRTUIX HOLDINGS, INC.	$(78,631)	$(3,440,864)	$(4,827)	$	- $	(3,524,322)

See accompanying Independent Auditor’s report

Virtuix Holdings, Inc. and Subsidiaries
Consolidating Balance Sheet (Supplementary Information)
As of March 31, 2014

			Virtuix
	Virtuix		Interactive I,		Consolidated
	Holdings, Inc.	Virtuix, Inc.	LLC	Eliminations	Balance
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$174,468	$189,769	$24,390	$-	$388,627
Due from related party	-	20,000	-	(20,000)	-
Prepaids and other current assets	-	15,228	-	-	15,228
TOTAL ASSETS	174,468	224,997	24,390	(20,000)	403,855

NONCURRENT ASSETS
Property, plant and equipment, net	-	57,634	-	-	57,634
Intangibles, net	-	10,697	-	-	10,697
TOTAL NONCURRENT ASSETS	-	68,331	-	-	68,331

INVESTMENT IN SUBSIDIARIES	405,000	-	-	(405,000)	-

TOTAL ASSETS	$579,468	$293,328	$24,390	$(425,000)	$472,186

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accrued expenses	$2,740	$64,382	$-	$-	$67,122

Due to related party	175,000	-	20,000	(20,000)	175,000
Convertible promissory notes	400,000	-	-	-	400,000
TOTAL CURRENT LIABILITIES	577,740	64,382	20,000	(20,000)	642,122

LONG-TERM LIABILITIES
Deferred Revenues	-	1,251,854	-	-	1,251,854
TOTAL LONG-TERM LIABILITIES	-	1,251,854	-	-	1,251,854

TOTAL LIABILITIES	577,740	1,316,236	20,000	(20,000)	1,893,976

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock	5,500	2,000	-	(2,000)	5,500
Additional paid in capital	-	536,132	50,000	(403,000)	183,132
Accumulated deficit	(3,772)	(1,561,040)	(45,610)	-	(1,610,422)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	1,728	(1,022,908)	4,390	(405,000)	(1,421,790)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$579,468	$293,328	$24,390	$(425,000)	$472,186

	-	-	-	-	-

See accompanying Independent Auditor’s report

Virtuix Holdings, Inc. and Subsidiaries
Consolidating Statement of Operations (Supplementary Information)
For the year ended March 31, 2014

			Virtuix
	Virtuix		Interactive I,		Consolidated
	Holdings, Inc.	Virtuix, Inc.	LLC	Eliminations	Balance
REVENUES	$-	$80,026	$-	$-	$80,026

COST OF GOODS SOLD	-	67,071	-	-	67,071

GROSS PROFIT	-	12,955	-	-	12,955

OPERATING EXPENSES
Selling expense	-	230,634	-	-	230,634
General and administrative expense	500	936,113	-	-	936,613
Research and development expense	-	406,716	45,610	-	452,326
TOTAL OPERATING EXPENSES	500	1,573,463	45,610	-	1,619,573

LOSS FROM OPERATIONS	(500)	(1,560,508)	(45,610)	-	(1,606,618)

OTHER EXPENSE
Interest expense	(2,740)	-	-	-	(2,740)
TOTAL OTHER EXPENSE	(2,740)	-	-	-	(2,740)

LOSS BEFORE INCOME TAXES	(3,240)	(1,560,508)	(45,610)	-	(1,609,358)

PROVISION FOR INCOME TAX
State tax expense	532	532	-	-	1,064
TOTAL PROVISION FOR INCOME TAX	532	532	-	-	1,064

NET LOSS	(3,772)	(1,561,040)	(45,610)	-	(1,610,422)

Add: Net loss attributable to noncontrolling interests, net of tax	-	-	6,842	-	6,842

NET LOSS ATTRIBUTABLE TO VIRTUIX HOLDINGS, INC.	$(3,772)	$(1,561,040)	$(38,768)	$-	$(1,603,580)

See accompanying Independent Auditor’s report

INDEX TO EXHIBITS

1. Issuer Agreement with SI Securities, LLC

2.1. Third Amended and Restated Certificate of Incorporation

2.2. Bylaws**

3.1. Amended and Restated Investors' Rights Agreement

3.2. Amended and Restated Right of First Refusal Agreement

3.3 Voting Agreement

4. Form of Subscription Agreement

11.1 Consent of Auditing Accountant, Artesian, CPA, LLC

12. Attorney opinion on legality of the offering

13. Testing the waters materials

15.1. Image - Omni view 1**

15.2. Image - Omni view 2**

15.3. Image - Omni Action Shot 1**

15.4 Draft offering statement previously submitted pursuant to Rule 252(d) (incorporated by reference)**

15.5 Draft amended offering statement previously submitted pursuant to Rule 252(d) (incorporated by reference)**

15.6. Draft amended offering statement previously submitted pursuant to Rule 252(d) (incorporated by reference)**

15.7 Correspondence previously submitted pursuant to Rule 252(d)**

15.8 Correspondence previously submitted pursuant to Rule 252(d)**

** Previously filed.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on March 10, 2016.

Virtuix Holdings Inc.

By	/s/ Jan Goetgeluk

Jan Goetgeluk, Chief Executive Officer of
Virtuix Holdings Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jan Goetgeluk
Jan Goetgeluk, Chief Executive Officer and Sole Director
Date: March 10, 2016